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Exhibit (a)(1)(A)

        Offer To Purchase For Cash
All Outstanding Shares of Class A Common Stock
(including the associated preferred share purchase rights)
of
HAWK CORPORATION
at
$50.00 Net Per Share
by
HC Corporation,
A Wholly Owned Subsidiary of
CARLISLE COMPANIES INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, NOVEMBER 30, 2010, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

        This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 14, 2010 (as it may be amended from time to time), among Carlisle Companies Incorporated ("Parent"), HC Corporation (the "Purchaser"), and Hawk Corporation ("Hawk").

        The board of directors of Hawk and a special committee thereof consisting solely of independent directors have each unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable to, fair to and in the best interests of Hawk's stockholders. The special committee unanimously recommended that the board of directors of Hawk (i) approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (ii) recommend to Hawk's stockholders that they accept the Offer, tender their shares of Hawk Class A common stock, and, if applicable, vote in favor of the Merger. The board of directors of Hawk, based upon, among other things, the recommendation of the special committee, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (ii) recommends that Hawk's stockholders accept the Offer, tender their shares of Hawk Class A common stock, and, if applicable, vote in favor of the Merger.

        The Offer is subject to various conditions. A summary of the principal terms of the Offer appears on pages 1 through 8. You should read this entire document and the related Letter of Transmittal carefully before deciding whether to tender your shares of Hawk Class A common stock in the Offer.

The Dealer Manager for the Offer is:

November 1, 2010

 IMPORTANT

        If you wish to tender all or any portion of your shares of Hawk Class A common stock to HC Corporation in the Offer, you should:

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  If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Citibank, N.A., the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach Citibank, N.A. before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

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  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to Citibank, N.A. before the Offer expires, you may be able to tender your shares of Hawk Class A common stock using the enclosed Notice of Guaranteed Delivery. Please call D.F. King & Co., Inc., the Information Agent, at (800) 659-5550 or (212) 269-5550 for assistance. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" for further details.

  •
  If you hold your shares of Hawk Class A common stock through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares of Hawk Class A common stock be tendered.

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  If you hold your shares of Hawk Class A common stock through the Hawk Corporation 401(k) Retirement Plan, you must contact Ellen Philip Associates, Inc. and give instructions that your Hawk Class A common stock shares be tendered. Detailed instructions are contained in the Notice to Participants in the Hawk Corporation 401(k) Retirement Plan.

        Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. The Dealer Manager (as defined herein) may be contacted at its address and telephone number on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained from the Information Agent or at the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

Schedule I Information Relating to the Purchaser and Parent

 SUMMARY TERM SHEET

        We, HC Corporation, a Delaware corporation and wholly owned subsidiary of Carlisle Companies Incorporated, a Delaware corporation, are offering to purchase all outstanding shares of Class A common stock, par value $0.01 per share, of Hawk Corporation, a Delaware corporation, including the associated preferred share purchase rights, for $50.00 per share in cash, net to the seller, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to an Agreement and Plan of Merger, dated as of October 14, 2010, among Carlisle Companies Incorporated, HC Corporation and Hawk Corporation. The following are some of the questions you, as a Hawk Corporation stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

        We are HC Corporation, a Delaware corporation, formed for the purpose of making this Offer and a wholly owned subsidiary of Carlisle Companies Incorporated, a Delaware corporation. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Parent and the Purchaser."

        Unless the context indicates otherwise, in this Offer to Purchase we use the terms "us," "we" and "our" to refer to the Purchaser and, where appropriate, Parent. We use the term "Parent" to refer to Carlisle Companies Incorporated, the term the "Purchaser" to refer to HC Corporation and the terms "Hawk" and the "Company" to refer to Hawk Corporation, a Delaware corporation.

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding shares of Class A common stock, par value $0.01 per share, including the associated preferred share purchase rights, of Hawk on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. Unless the context otherwise requires, in this Offer to Purchase we use the term "Offer" to refer to this offer and the term "Shares" to refer to outstanding shares of Hawk Class A common stock, including the associated preferred share purchase rights, that are the subject of the Offer.

        See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $50.00 per Share, in cash, without interest, less any applicable withholding taxes. We refer to this amount as the "Offer Price." If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, bank or other nominee, and your broker tenders your Shares on your behalf, your broker, bank or other nominee may charge you a fee for doing so. You should consult your broker, bank or other nominee to determine whether any charges will apply.

        See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. Parent has available, and will provide to us, funds in an amount sufficient to allow us to complete the Offer and the subsequent merger of the Purchaser with and into Hawk with Hawk as the surviving corporation and wholly owned by Parent, which we refer to as the "Merger". We estimate that we will need approximately $430 million to purchase all of the Shares pursuant to the Offer, to consummate the Merger (which estimate includes payment in respect of outstanding options and restricted stock) and to pay estimated related transaction fees and expenses. The Offer is not conditioned upon our ability to finance the purchase of Shares pursuant to the Offer.

        See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

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  the Offer is being made for all outstanding Shares solely for cash;

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  we, through Parent, will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn and to purchase all Shares upon completion of the Merger;

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  the Offer is not subject to any financing condition; and

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  if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger.

        See Section 10—"Source and Amount of Funds."

Is there an agreement governing the Offer?

        Yes. Parent, the Purchaser and Hawk have entered into an Agreement and Plan of Merger, dated as of October 14, 2010 (as it may be amended from time to time), which we refer to as the "Merger Agreement". The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the Merger.

        See Section 12—"The Merger Agreement; Other Agreements" and Section 15—"Certain Conditions of the Offer."

What does the board of directors of Hawk think of the Offer?

        The board of directors of Hawk and a special committee thereof consisting solely of independent directors have each unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable to, fair to and in the best interests of Hawk's stockholders. The special committee unanimously recommended that the board of directors of Hawk (i) approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (ii) recommend to Hawk's stockholders that they accept the Offer, tender their shares of Hawk Class A common stock, and, if applicable, vote in favor of the Merger. The board of directors of Hawk, based upon, among other things, the recommendation of the special committee, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (ii) recommends that Hawk's stockholders accept the Offer, tender their shares of Hawk Class A common stock, and, if applicable, vote in favor of the Merger.

        A more complete description of the reasons for the Hawk board of directors' approval of the Offer and the Merger is set forth in Hawk's Solicitation/Recommendation Statement on Schedule 14D-9.

Have any Hawk stockholders agreed to tender their Shares?

        Yes. We have entered into tender and voting agreements, which we refer to as the "Tender and Voting Agreements", with Norman C. Harbert, Byron S. Krantz and Ronald E. Weinberg. We refer to each of Messrs. Harbert, Krantz and Weinberg as a "Supporting Stockholder" and together, as the "Supporting Stockholders". Pursuant to the Tender and Voting Agreements, each Supporting

Stockholder has agreed, among other things, to tender in the Offer, and not withdraw, all of the Shares owned by such Supporting Stockholder, as well as any other Shares acquired by such Supporting Stockholder after the date of the Tender and Voting Agreement, and to consent to the redemption by Hawk of all of his Shares of Hawk's Series D Preferred Stock. Each Supporting Stockholder is required to tender such Shares within ten business days after commencement of the Offer (except that any Shares acquired after such date will be tendered within three business days of acquisition). As of October 14, 2010, the Supporting Stockholders together owned approximately 34% of the Shares outstanding on a fully diluted basis. Each Supporting Stockholder entered into the Tender and Voting Agreement solely in such Supporting Stockholder's capacity as the owner of such Supporting Stockholder's Shares (beneficially and in any other capacity) and nothing therein in any way restricts or limits the Supporting Stockholder from taking (or omitting to take) any action solely in such Supporting Stockholder's capacity as a director or officer of Hawk or otherwise fulfilling such Supporting Stockholder's fiduciary obligations as a director or officer of Hawk, in each case subject to the limitations set forth in the Merger Agreement.

        See Section 12—"The Merger Agreement; Other Agreements—Tender and Voting Agreements."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

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  the absence of a mutual agreement between Hawk and Parent to terminate the Offer or the Merger Agreement, or any other termination of the Merger Agreement in accordance with its terms;

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  the satisfaction of the Minimum Tender Condition. The "Minimum Tender Condition" requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the then scheduled Expiration Time, together with the number of Shares (if any) then owned by Parent or us, represents at least a majority of the total number of outstanding Shares on a fully diluted basis;

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  Hawk having redeemed all of the Company's Series D Preferred Stock in accordance with Section 8 of Hawk's Certificate of Designation of the Series D Preferred Stock and there being no outstanding shares of Series D Preferred Stock;

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  any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer having expired or been terminated; and

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  any approval or consent of any federal, state, local or foreign governmental or regulatory authority that is necessary for the transactions contemplated by the Merger Agreement to be consummated in accordance with the terms of the Merger Agreement, or any relevant material statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, having been obtained or being in full force and effect or having expired, as applicable.

        The Offer also is subject to a number of other conditions set forth in this Offer to Purchase. We expressly reserve the right to waive, in whole or in part, such conditions or to modify the terms of the Offer, but we cannot without Hawk's consent (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or change the Minimum Tender Condition, (iv) add to the conditions to the Offer or modify any of the conditions to the Offer in a manner adverse to the holders of Shares, (v) except as otherwise provided in the Merger Agreement, extend the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of Shares.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 12:00 midnight, New York City time, at the end of the day on Tuesday, November 30, 2010, to tender your Shares in the Offer, unless we extend the Offer. We refer to such date and time, as it may be extended, as the "Expiration Time". In addition, if we are required by the terms of the Merger Agreement or otherwise decide to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares. If not required under the Merger Agreement to provide a subsequent offering period, we do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

        See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not properly withdrawn Shares promptly after the Expiration Time following the satisfaction or waiver of the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer." We do, however, reserve the right, in our sole discretion and subject to applicable law and the terms of the Merger Agreement, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals.

        We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with Citibank, N.A., which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for validly tendered and not withdrawn Shares will be made only after timely receipt by Citibank, N.A. of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedure for Accepting the Offer and Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

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  If the conditions to the Offer are not satisfied or (to the extent waivable) waived by Parent or us, and provided that it is prior to December 24, 2010, then we must extend the Offer for one or more periods until such time as all conditions to the Offer are satisfied; provided that we will not be required to extend the Offer beyond December 24, 2010.

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  We may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE Amex applicable to the Offer.

        We may be required, under certain circumstances under the Merger Agreement, and otherwise have also reserved the right to extend the Offer for a "subsequent offering period" in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act", following our initial acceptance for payment of the tendered Shares. A subsequent offering period is different from an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered; you also would not be able to withdraw any of the Shares that you tender during the subsequent offering period.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Citibank, N.A., which is the depositary for the Offer, of any extension and will promptly make a public announcement thereof in accordance with Rule 14e-1(d) under the Exchange Act.

        If we elect to provide or extend any subsequent offering period, a public announcement will be made promptly after the day on which the Offer was scheduled to expire in accordance with Rule 14d-11(d) under the Exchange Act.

        See Section 1—"Terms of the Offer."

        See Section 15—"Certain Conditions of the Offer."

How do I tender my Shares?

        If you wish to tender all or any portion of your Shares you should:

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  If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Citibank, N.A., the depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach Citibank, N.A. before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

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  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to Citibank, N.A. before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call D.F. King & Co., Inc., the information agent, at (800) 659-5550 or (212) 269-5550 for assistance. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" for further details.

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  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

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  If you hold your Shares through the Hawk Corporation 401(k) Retirement Plan, you must contact Ellen Philip Associates, Inc. and give instructions that your Shares be tendered. Detailed instructions are contained in the Notice to Participants in the Hawk Corporation 401(k) Retirement Plan.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time prior to the Expiration Time. Pursuant to Section 14(d)(5) of the Exchange Act, however, Shares may be withdrawn at any time after December 30, 2010, which is the 60th day after the date of the commencement of the Offer unless, prior to that date, the Purchaser has accepted for payment the Shares validly tendered in the Offer. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.

        See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your Shares, and such broker, bank or other nominee must effectively withdraw your Shares before your withdrawal rights expire.

        See Section 4—"Withdrawal Rights."

Will the tender offer be followed by a merger if all of the Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for such number of Shares that constitute at least a majority of the Shares on a fully diluted basis, we expect to effect our Merger with and into Hawk. If that Merger occurs, all of the then outstanding Shares, other than those subject to appraisal rights, will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, net to the seller in cash, without interest, less any applicable withholding taxes.

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without interest. Therefore, if the Merger occurs, unless you validly exercise appraisal rights in connection with the Merger, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we accept for payment the tendered Shares, but the Merger does not occur, you will remain a stockholder of Hawk. However, if the Offer is consummated but the Merger is not consummated, the number of Hawk's stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, Hawk may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

        If we acquire 90% or more of the Shares in the Offer, we intend to effect the Merger without any further action by the other stockholders of Hawk. If we acquire more than 75% but less than 90% of the Shares in the Offer, we intend to exercise our Top-Up Option (as described below), and thereafter intend to effect the Merger without any further action by the other stockholders of Hawk.

        See the "Introduction" to this Offer to Purchase and Section 7—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On October 14, 2010, the trading day immediately prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NYSE Amex was $49.01. On October 29, 2010, the last full trading day prior to the commencement of the Offer, the reported closing sales price of the Shares on the NYSE Amex was $49.83. We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares in the Offer.

        See Section 6—"Price Range of the Shares; Dividends."

What is the "Top-Up Option" and when will it be exercised?

        Under the Merger Agreement, if we acquire at least 75%, but do not acquire at least 90%, of the outstanding Shares after our acceptance of Shares pursuant to the Offer, we have the option, subject to certain limitations, to purchase from Hawk a number of newly issued Shares sufficient to cause us to own one Share more than 90% of the Shares outstanding immediately after the exercise of such option on a fully diluted basis, at a price per Share equal to the Offer Price. We may exercise this right within two business days after the Shares are accepted for purchase in the Offer or, in the event we provide a subsequent offering period, within two business days of the expiration of the subsequent offering period, and prior to the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement.

        See Section 12—"The Merger Agreement; Other Agreements—Merger Agreement—Top-Up Option" and Section 13—"Purpose of the Offer; Plans for Hawk—Short-Form Merger."

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and do not vote in favor of the Merger, subject to and in accordance with Delaware law. Stockholders must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights. For the avoidance of doubt, Parent, the Purchaser and Hawk have acknowledged and agreed that, in any appraisal proceeding described herein, the fair value of the Shares subject to the appraisal proceeding should be determined without regard to the top-up option, any Shares issued pursuant to the top-up option or any promissory note delivered by the Purchaser to Hawk in payment for Shares issued pursuant to the top-up option.

        See Section 17—"Appraisal Rights."

What will happen to my stock options in the Offer?

        The Offer is made only for Shares and is not made for any stock options to purchase Shares. Pursuant to the Merger Agreement, at the effective time of the Merger, each holder of an option to purchase Shares has executed a consent acknowledging that each outstanding option to purchase Shares that is outstanding and unexercised at such time (whether vested or unvested, exercisable or unexercisable) will be terminated and canceled without any action on the part of the holder of any option in consideration for the right to receive, as soon as practicable following the effective time of the Merger, an amount in cash equal to the net amount of (i) the product of (A) the excess, if any, of the Offer Price over the exercise price per share of such Option, multiplied by (B) the number of shares subject to such Option, less (ii) any applicable withholding taxes.

        See Section 12—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Options."

What will happen to my restricted stock in the Offer?

        Vested shares of restricted stock may be tendered in the Offer. At the effective time of the Merger, each outstanding unvested share of restricted stock will be vested and no longer subject to restrictions and will be canceled and be converted into, and constitute the right to receive, an amount in cash per share equal to the Offer Price, without interest, less any applicable withholding taxes.

        See Section 12—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Restricted Shares."

If the Offer is completed, will Hawk continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Hawk no longer will be publicly owned. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Hawk's common stock will no longer be eligible to be traded through the NYSE Amex or any other securities exchange, there may not be an active public trading market for Hawk common stock and Hawk may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

        See Section 7—"Certain Effects of the Offer" and Section 13—"Purpose of the Offer; Plans for Hawk."

What are the material United States federal income tax consequences of tendering Shares?

        The receipt of cash in exchange for your Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will generally be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger.

        See Section 5—"Certain United States Federal Income Tax Consequences" for a more detailed discussion of the material U.S. federal tax consequences of tendering Shares in the Offer.

        We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger, including the application and effect of any state, local or foreign income and other tax laws.

Who should I call if I have questions about the Offer?

        You may call D.F. King & Co., Inc. at (800) 659-5550 or (212) 269-5550. D.F. King & Co., Inc. is acting as the information agent for the Offer and Citigroup Global Markets Inc. is acting as the dealer manager for the Offer.

        See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Shares of Class A Common Stock of Hawk Corporation:

INTRODUCTION

        HC Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Carlisle Companies Incorporated, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of Class A common stock, par value $0.01 per share, of Hawk Corporation (the "Company Common Stock"), a Delaware corporation ("Hawk"), including the associated preferred share purchase rights (the "Rights" and together with the Company Common Stock, the "Shares") issued pursuant to the Amended and Restated Rights Agreement dated as of January 4, 2008, as amended, between Hawk and Computershare Trust Company, N.A. (the "Rights Agreement"), at a purchase price of $50.00 per Share (the "Offer Price"), net to the seller in cash, without interest, less applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase, dated November 1, 2010 (which, together with any amendments and supplements thereto, collectively constitute this "Offer to Purchase"), and in the related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal") (which, together with this Offer to Purchase, constitute the "Offer").

        We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of October 14, 2010 (as it may be amended from time to time, the "Merger Agreement"), among Parent, the Purchaser and Hawk. The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions specified in this Offer to Purchase, the Purchaser will be merged with and into Hawk (the "Merger") with Hawk continuing as the surviving corporation and wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held (i) in the treasury of Hawk or owned by the Purchaser, Parent or any wholly owned subsidiary of Parent or of Hawk immediately prior to the Effective Time, which will be canceled and retired and will cease to exist without any conversion thereof and no payment or distribution will be made with respect thereto, or (ii) by stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 17—"Appraisal Rights"), will be canceled and converted into the right to receive an amount in cash per Share equal to the Offer Price, without interest, less applicable withholding taxes. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements," which also contains a discussion of the treatment in the Merger of Hawk stock options and restricted stock.

        Tendering stockholders who are record owners of their Shares and who tender directly to Citibank, N.A. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Certain stockholders (including corporations) generally are not subject to backup withholding. To avoid backup withholding, stockholders that do not otherwise establish an exemption should complete and return the substitute Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges service fees or commissions to tender. We will pay all charges and expenses of the Depositary, D.F. King & Co., Inc. (the "Information Agent") and Citigroup Global Markets Inc. (the "Dealer Manager") incurred in connection with the Offer. See Section 18—"Fees and Expenses."

        The board of directors of Hawk (the "Hawk Board") and a special committee thereof consisting solely of independent directors (the "Special Committee") have each unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable to, fair to and in the best interests of Hawk's stockholders. The Special

Committee unanimously recommended that the Hawk Board (i) approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (ii) recommend to Hawk's stockholders that they accept the Offer, tender their shares of Hawk Class A common stock, and, if applicable, vote in favor of the Merger. The Hawk Board, based upon, among other things, the recommendation of the Special Committee, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (ii) recommends that Hawk's stockholders accept the Offer, tender their shares of Hawk Class A common stock, and, if applicable, vote in favor of the Merger.

        A description of the reasons for the positions taken by the Hawk Board with respect to the Offer and the Merger is set forth in Hawk's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to you together with this Offer to Purchase.

        The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms and (i) there having been validly tendered and not withdrawn that number of Shares that, together with any other Shares then owned by Parent or the Purchaser, would represent at least a majority of the issued and outstanding Shares on a fully diluted basis (the "Minimum Tender Condition"), (ii) Hawk having redeemed all of Hawk's Series D Preferred Stock in accordance with Section 8 of Hawk's Certificate of Designation of the Series D Preferred Stock and there being no outstanding shares of the Series D Preferred Stock, (iii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer having expired or been terminated, and (iv) any approval or consent of any federal, state, local or foreign governmental or regulatory authority that is necessary for the transactions contemplated by the Merger Agreement to be consummated in accordance with the terms of the Merger Agreement, or any relevant material statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, having been obtained or being in full force and effect or having expired, as applicable. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer." There is no financing condition to the Offer.

        Hawk has advised Parent that Harris Williams & Co. ("Harris Williams"), Hawk's financial advisor, rendered its opinion to the Special Committee to the effect that, as of October 14, 2010, and based upon and subject to the assumptions, limitations and qualifications set forth therein, and other matters Harris Williams considered relevant, the consideration to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders (other than Shares owned by Hawk, executive officers and directors of Hawk or Shares as to which dissenters' rights will be perfected at the closing of the Merger). Hawk has advised Parent that in the course of reaching its determination to recommend the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement, the Special Committee considered a number of factors, including the opinion of Harris Williams. The full text of the written opinion of Harris Williams, dated as of October 14, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, will be attached as an annex to the Schedule 14D-9 to be filed with the Securities and Exchange Commission (the "SEC") and mailed to Hawk's stockholders together with this Offer to Purchase. Harris Williams provided its opinion solely for the information and assistance of the Special Committee in connection with its consideration of the Offer and the Merger. The opinion of Harris Williams does not constitute a recommendation as to whether or not you should tender Shares in connection with the Offer or how you should vote with respect to the adoption of the Merger Agreement or any other matter.

        Upon the time at which Shares are first accepted pursuant to the Offer (the "Acceptance Time") and subject to applicable laws and NYSE Amex ("AMEX") rules applicable to Hawk, the Merger Agreement provides that the Purchaser will be entitled to designate the number of directors on the Hawk Board as will give the Purchaser representation on the Hawk Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Hawk Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (a) the number of Shares beneficially owned (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by Parent and the Purchaser bears to (b) the total number of Shares that are then issued and outstanding. At such time, Hawk will also, upon Parent's request, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Hawk Board on (i) each committee of the Hawk Board and (ii) each board of directors (or similar body) of each Hawk subsidiary and each committee of such board.

        Parent has yet to determine whether it will exercise such rights, but if it does, such designees will likely be directors or officers of Parent or the Purchaser. We expect that such representation on the Hawk Board, committees and subsidiary boards would permit us to exert substantial influence over Hawk's conduct of its business and operations. If Parent elects to exercise such rights, prior to the Effective Time, the approval of a majority of the directors of Hawk then in office who were not designated by Parent or the Purchaser will be required for certain actions related to the Merger Agreement, including the amendment or termination of the Merger Agreement, any extension of time by Hawk for performance of any obligations thereunder by Parent or the Purchaser or the waiver of any conditions thereunder. The Purchaser currently intends, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of the Purchaser will be the directors of Hawk.

        Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of stockholders of Hawk, if required by Delaware law. Assuming the prior redemption in full of the Series D Preferred Stock pursuant to the Merger Agreement, under Delaware law, the affirmative vote of a majority of the outstanding Company Common Stock is the only vote of any class or series of Hawk's capital stock that would be necessary to adopt the Merger Agreement at any required meeting of Hawk's stockholders. As a result, if the Minimum Tender Condition is met and we accept Shares in the Offer, we may have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Hawk. In addition, Delaware law provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation entitled to vote on a merger, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Under the Merger Agreement, if, after the expiration of the Offer or the expiration of any subsequent offering period, the Purchaser owns at least 90% of the outstanding Shares (including Shares issued pursuant to the Top-Up Option, as defined below), Parent may take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 253 of the Delaware General Corporation Law (as amended, the "DGCL").

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment, and promptly pay for, all Shares validly tendered at or prior to the Expiration Time and not validly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Time" means 12:00 midnight, New York City time, at the end of the day on Tuesday, November 30, 2010, unless we, in accordance with the Merger Agreement, extend the period during which the Offer is open, in which event the term "Expiration Time" means the latest time and date at which the Offer, as so extended, expires.

        The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms, and (i) the Minimum Tender Condition being satisfied, (ii) Hawk having redeemed all of Hawk's Series D Preferred Stock in accordance with Section 8 of Hawk's Certificate of Designation of the Series D Preferred Stock and there being no outstanding shares of Series D Preferred Stock, (iii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer having expired or been terminated, (iv) any approval or consent of any federal, state, local or foreign governmental or regulatory authority that is necessary for the transactions contemplated by the Merger Agreement to be consummated in accordance with the terms of the Merger Agreement, or any relevant material statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, having been obtained or being in full force and effect or having expired, as applicable, and (v) the other conditions described in Section 15—"Certain Conditions of the Offer" being satisfied.

        If each condition to the Offer (other than conditions which by their nature are to be satisfied at the closing of the Offer) is not satisfied or (to the extent waivable) waived by Parent or the Purchaser prior to December 24, 2010 (the "Outside Date"), then the Purchaser must extend the Offer for one or more periods until such time as all conditions to the Offer are satisfied; provided that the Purchaser will not be required to extend the Offer beyond the Outside Date.

        In addition, we may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or AMEX applicable to the Offer.

        We expressly reserve the right to waive any condition to the Offer or modify the terms of the Offer, except that we cannot, without Hawk's consent, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or change the Minimum Tender Condition, (iv) add to the conditions to the Offer or modify any of the conditions to the Offer in a manner adverse to the holders of Shares, (v) extend the Expiration Time (except as expressly provided in the Merger Agreement), (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of Shares. Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof in accordance with Rule 14e-1(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required under the Exchange Act. During any such extension, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. Subject to applicable law, and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

        If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. As of the date of this Offer to Purchase, the Purchaser has no intention to increase the Offer Price.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in Section 15—"Certain Conditions of the Offer." Under certain circumstances, we may terminate the Merger Agreement and the Offer.

        If, after the expiration of the Offer, fewer than 90% of the issued and outstanding Shares are accepted for payment pursuant to the Offer, then the Purchaser may, and at the request of Hawk, will, and upon any such request of Hawk, Parent will cause the Purchaser to, provide for a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act. A Subsequent Offering Period is different from an extension of the Offer. A Subsequent Offering Period, if included, will be an additional period of not less than three business days beginning on the next business day following the then scheduled Expiration Time. Shares tendered during a Subsequent Offering Period may not be withdrawn. If we elect to provide for a Subsequent Offering Period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. We will immediately accept and promptly pay for any Shares tendered during the Subsequent Offering Period.

        Other than as may be required by the terms of the Merger Agreement, we do not currently intend to provide a Subsequent Offering Period for the Offer, although we reserve the right to do so. If we elect to provide or extend any Subsequent Offering Period, a public announcement will be made promptly after the day on which the Offer was scheduled to expire in accordance with Rule 14d-11(d) under the Exchange Act.

        Under the Merger Agreement, if we acquire at least 75%, but do not acquire at least 90%, of the outstanding Shares in the Offer after our acceptance of Shares pursuant to the Offer, we have the option, subject to certain limitations, to purchase from Hawk a number of newly issued Shares sufficient to cause us to own one share more than 90% of the Shares outstanding immediately after the exercise of such option on a fully diluted basis, at a price per Share equal to the Offer Price. We may exercise this right within two business days after the Acceptance Time or, in the event we provide a subsequent offering period, within two business days of the expiration of the subsequent offering period, and prior to the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement. We refer to this option as the "Top-Up Option".

        Hawk has provided us with Hawk's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Hawk's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," we will accept for payment and promptly pay for Shares validly tendered and not validly withdrawn pursuant to the Offer at or prior to the Expiration Time. If we commence a Subsequent Offering Period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares tendered during such Subsequent Offering Period, subject to and in compliance with the requirements of Rule 14d-11 under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any other applicable federal, state or foreign statute, rule, regulation, order, decree, administrative or judicial doctrine or other law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, including for Shares tendered during any Subsequent Offering Period, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), promptly following the termination or withdrawal of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time. Alternatively, a stockholder may be able to validly tender such stockholder's Shares by completing and returning the Notice of Guaranteed Delivery using the procedures set forth below.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Guaranteed Delivery.    If you wish to tender Shares in the Offer and the Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Time or the procedures for book-entry transfer cannot be completed on or before the Expiration Time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

  •
  your tender is made by or through an Eligible Institution (as defined below);

  •
  the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Time, substantially in the form made available by the Purchaser; and

  •
  the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three AMEX trading days after the date of execution of the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution (as defined below) in the form set forth in the Notice of Guaranteed Delivery.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a

Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

        For Shares to be validly tendered during a Subsequent Offering Period, if any, you must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the Subsequent Offering Period.

        Hawk Corporation 401(k) Retirement Plan.    The description of the procedures for tendering Shares in this Section 3—"Procedures for Accepting the Offer and Tendering Shares" does not apply to Shares held through the Hawk Corporation 401(k) Retirement Plan. If you hold Shares through the Hawk Corporation 401(k) Retirement Plan, you must contact Ellen Philip Associates, Inc. and give instructions that these shares be tendered. Detailed instructions are contained in the Notice to Participants in the Hawk Corporation 401(k) Retirement Plan.

        Determination of Validity.    We will interpret, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, subject to the right of any party to seek judicial review in accordance with applicable law. No such determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. We will interpret, in our sole discretion, the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto), subject to the right of any party to seek judicial review in accordance with applicable law. No such determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorney-in-fact and proxy in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Hawk's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

        Information Reporting and Backup Withholding.    Payments made to stockholders of Hawk in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, stockholders that do not otherwise establish an exemption should complete and return the substitute Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service ("IRS"). Foreign stockholders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 30, 2010, which is the 60th day after the date of the commencement of the Offer.

        For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Time.

        No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period. In addition, no withdrawal rights will apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, subject to the right of any party to seek judicial review in accordance with applicable law. No such determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to stockholders of Hawk whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Hawk. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of Hawk in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered as to the tax consequences of the Offer and the Merger. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, partnerships, S-corporations, and other pass-through entities and broker-dealers) which may be subject to special rules under the Code. This discussion does not discuss the United States federal income tax consequences to any stockholder of Hawk who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, or a U.S. holder having a functional currency other than the U.S. dollar, nor does it consider the effect of any federal estate or gift tax laws or foreign, state or local tax laws. This discussion also does not address tax considerations that may be relevant to stockholders of Hawk in light of their particular circumstances, such as holding Shares as part of a straddle, hedge, conversion, or constructive sale transaction, an integrated investment or other risk-reduction transaction. This discussion does not address the United States federal income tax consequences to a stockholder who receives Merger consideration as the result of the vesting and/or the deemed exercise of stock options or warrants or as the result of the vesting of restricted stock. If a partnership holds the Shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate stockholder upon a disposition of a Share generally will be eligible for reduced United States federal income tax rates. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

        In general, Hawk stockholders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

        A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6.     Price Range of the Shares; Dividends

        The Shares currently trade on AMEX under the symbol "HWK." Hawk has advised Parent and the Purchaser that, as of the close of business on October 29, 2010, there were 7,759,063 Shares outstanding (including 10,000 restricted shares) and options to purchase 610,920 Shares.

        The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period indicated, as reported by AMEX based on published financial sources.

	High	Low
Year Ended December 31, 2008
First Quarter	$21.00	$14.85
Second Quarter	$19.10	$15.00
Third Quarter	$25.63	$15.20
Fourth Quarter	$21.07	$10.15
Year Ended December 31, 2009
First Quarter	$19.00	$8.50
Second Quarter	$17.49	$11.12
Third Quarter	$15.80	$13.02
Fourth Quarter	$18.57	$13.50
Year Ended December 31, 2010
First Quarter	$21.54	$16.79
Second Quarter	$26.18	$19.60
Third Quarter	$45.77	$26.26
Fourth Quarter (through October 29, 2010)	$50.26	$43.19

        On October 14, 2010, the trading day immediately prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on AMEX was $49.01. On October 29, 2010, the last full trading day prior to the commencement of the Offer, the reported closing sales price of the Shares on AMEX was $49.83. According to Hawk's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Hawk has not declared or paid a dividend on the Shares in the past two years and Hawk currently intends to retain earnings to reinvest for future operations and growth of its business and does not anticipate paying any cash dividends on its common stock. In addition, the Merger Agreement provides that, except for any dividends with respect to Hawk's Series D Preferred Stock, from the date of the Merger Agreement to the time at which Shares are first accepted pursuant to the Offer, Hawk will not, and will not permit any of its subsidiaries to (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from wholly owned Hawk subsidiaries to it or another of its wholly owned Hawk subsidiaries or (ii) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock. Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Effects of the Offer

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on AMEX. The rules of AMEX establish certain criteria that, if not met, could lead to the discontinuance of listing of the Shares from AMEX. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of AMEX for continued listing and the listing of the Shares is discontinued, the market for the Shares would be adversely affected.

        If AMEX were to delist the Shares (Parent, the Purchaser, and Hawk have agreed pursuant to the Merger Agreement to cooperate in taking all actions necessary to delist the Shares), it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges) or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, and the possible termination of registration of the Shares under the Exchange Act.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Hawk to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Hawk to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Hawk, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Hawk and persons holding "restricted securities" of Hawk to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for stock exchange listing. We intend and will cause Hawk to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.     Certain Information Concerning Hawk

        Except as specifically set forth herein, the information concerning Hawk contained in this Offer to Purchase has been taken from or is based upon information furnished by Hawk or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Hawk's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning Hawk, whether furnished by Hawk or contained in such documents and records, or for any failure by Hawk to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

        General.    Hawk is a Delaware corporation with its principal offices at 200 Public Square, Suite 1500, Cleveland, Ohio, 44114, and its telephone number is (216) 861-3553. The following description of Hawk and its business has been taken from Hawk's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and is qualified in its entirety by reference to such Form 10-K. Hawk is a leading supplier of friction products for industrial, aircraft, agricultural and performance applications. Hawk focuses on designing, manufacturing and marketing products requiring sophisticated engineering and production techniques for applications in markets in which Hawk has achieved a significant market share. Hawk's friction products include parts for brakes, clutches and transmissions used in construction and mining vehicles, agricultural vehicles, trucks, motorcycles and race cars, and brake parts for landing systems used in commercial and general aviation. Hawk's friction products typically provide the wear surface in a brake or clutch application which is highly engineered to perform in a given application. They are principally made from proprietary formulations and designs of composite materials and metal powders. Hawk also manufactures fuel cell components.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Hawk is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Hawk's directors and officers, their remuneration, stock options granted to them, the principal holders of Hawk's securities, any material interests of such persons in transactions with Hawk and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 16, 2010. Such information also will be available in Hawk's Solicitation/Recommendation Statement on Schedule 14D-9 and the Information Statement annexed thereto. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Hawk, that file electronically with the SEC.

        Projections.    In connection with Parent's due diligence review of Hawk, Hawk provided to Parent Hawk management's internal non-public five-year financial forecasts regarding Hawk's anticipated future operations (the "Original Projections"). In September 2010 and October 2010, Hawk revised and updated the Original Projections as actual results for the third quarter became available and updated forecasts for the fourth quarter became available, resulting in corresponding changes to the assumptions underlying such projections (together with the Original Projections, the "Projections") and provided such updated and revised projections to Parent.

        The Projections were prepared by, and are the responsibility of, Hawk's executive management. It is Parent's understanding that the Projections were not prepared with a view toward public disclosure, and, accordingly, they do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles ("GAAP") and Hawk's independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance related thereto. Parent has included below a summary of the Projections only because Hawk made them available to Parent in connection with Parent's due diligence review of Hawk.

        Hawk has advised Parent that the Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Hawk's executive management. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions (not all of which were provided to Parent) upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult to predict and many of which are beyond Hawk's control. The Projections also reflect assumptions (not all of which were provided to Parent) as to certain business decisions that are subject to change. Important factors that may affect actual results and result in the Projections not being achieved are described in Hawk's annual report on Form 10-K for the year ended December 31, 2009, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

        There can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this Offer to Purchase should not be regarded as an indication that Parent, the Purchaser, Hawk or any of their affiliates, advisors or representatives considered or consider the Projections to be necessarily predictive of actual future events, and the Projections should not be relied upon as such. Neither Parent, the Purchaser, Hawk nor any of their affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. None of Parent, the Purchaser or Hawk intends to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither Parent, the Purchaser, Hawk nor any of their affiliates, advisors, officers, directors or representatives has made or makes any representation to any Hawk stockholder or other person regarding the ultimate performance of Hawk compared to the information contained in the Projections or that the Projections will be achieved. Hawk has made no representation to Parent or Purchaser, in the Merger Agreement or any other agreement, concerning the Projections.

        In light of the foregoing factors and the uncertainties inherent in the Projections, investors are cautioned not to place undue, if any, reliance on the Projections.

        The following is a summary of the Projections:

Projected Financial Information
(dollar amounts are in millions; all amounts are approximate)

	Year Ending December 31,
	2010	2011	2012	2013	2014
June 2010
Net Sales	$232.0	$263.7	$296.4	$325.3	$356.5
Income from Operations	$34.8	$39.5	$44.8	$49.7	$54.5
EBITDA	$43.0	$47.9	$53.8	$59.2	$64.3
EBITDA Adjusted(1)	$49.9	$55.0	$61.5	$67.2	$72.6
September 2010
Net Sales	$246.3	—	—	—	—
Income from Operations	$38.8	—	—	—	—
EBITDA	$46.8	—	—	—	—
EBITDA Adjusted(1)	$54.9	—	—	—	—
October 2010
Net Sales	$251.3	$278.2	$305.3	$333.6	$364.1
Income from Operations	$40.4	$44.7	$49.2	$54.3	$59.2
EBITDA	$48.4	$53.2	$58.1	$63.6	$68.9
EBITDA Adjusted(1)	$56.5	$60.2	$65.8	$71.7	$77.3

(1)
Excludes certain non-recurring expenses such as (i) fees and expenses associated with operating a publicly traded company, (ii) expenses with respect to Messrs. Weinberg and Harbert, (iii) salary and benefit expenses, (iv) legal expenses related to current litigation, (v) dues, subscriptions and other charitable contributions, (vi) expenses associated with Hawk's corporate office, and (vii) expenses associated with corporate aircraft.

9.     Certain Information Concerning Parent and the Purchaser

        Parent is a Delaware corporation with its principal executive offices located at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina, 28277. Parent's telephone number is (704) 501-1100. Parent manufactures and distributes a wide variety of products across a broad range of industries, including, among others, roofing, construction, trucking, foodservice, industrial equipment, outdoor power equipment and aircraft manufacturing. Parent markets its products as a component supplier to original equipment manufacturers, distributors, as well as directly to end-users.

        The Purchaser's principal executive offices are located at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina, 28277. The Purchaser's telephone number is (704) 501-1100. The Purchaser is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. The Purchaser was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with the Offer and the Merger.

        The name, business address, business phone number, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Parent and the Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

        Except as described in this Offer to Purchase, as of the date of this Offer to Purchase: (i) none of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, the

Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons so listed, beneficially owns any equity securities of Hawk, (ii) none of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares during the past 60 days, (iii) none of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with respect to any securities of Hawk, (iv) there have been no transactions that would require reporting under the rules and regulations of the SEC applicable to the Offer between Parent, the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Hawk or any of its executive officers, directors or affiliates, on the other hand, and (v) there have been no contacts, negotiations or transactions between Parent, the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Hawk or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent or the Purchaser, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent or the Purchaser, during the past five years, been a party to a proceeding of a judicial or administrative body of competent jurisdiction that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended from time to time, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Purchaser has filed electronically with the SEC.

10.   Source and Amount of Funds

        We estimate that we will need approximately $430 million to purchase all of the Shares pursuant to the Offer, to consummate the Merger and to pay estimated related transaction fees and expenses. Our obligation to accept for payment Shares tendered in the Offer is not conditioned upon obtaining financing. Parent will provide us with such funds by means of a capital contribution. We have no alternative financing arrangements or alternative financing plans. In addition to internally available cash, Parent will use funds available under its existing credit facility to cause us to have sufficient funds to complete the Offer and the Merger.

        The Purchaser believes the financial condition of the Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Purchaser, through its parent company, Parent, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (iii) the Offer is not subject to any financing condition and (iv) if the Purchaser consummates the Offer, the Purchaser will acquire any remaining Shares for the same cash price in the Merger.

11.   Background of the Offer; Past Contacts or Negotiations with Hawk

        As part of a continuous evaluation of its business and plans, Parent regularly considers a variety of strategic options and transactions. In particular, Parent has evaluated transactions consistent with its long-term strategic goals of reaching annual revenues of $5 billion and operating margins of 15%, expanding globally and producing strong free cash flows.

        From time to time, prior to Hawk's public announcement on July 1, 2010, that it had commenced a process to explore and consider its strategic alternatives, representatives of Parent and Hawk engaged in informal, general discussions about their respective businesses and the possibility of engaging in a potential transaction but these discussions never progressed beyond the preliminary discussion stage.

        On July 1, 2010, Hawk issued a press release announcing the formation of the special committee, the retention of a financial advisor, Harris Williams, by the special committee and Hawk's exploration of strategic alternatives to enhance stockholder value, including a possible sale.

        On July 6, 2010, David Roberts, Parent's Chairman and Chief Executive Officer, called Ronald E. Weinberg to express Parent's interest in acquiring Hawk. On July 7, 2010, a representative of Parent contacted representatives of Harris Williams to express Parent's interest in acquiring Hawk.

        On July 30, 2010, Parent executed and returned to Harris Williams a confidentiality agreement. Following receipt of the executed confidentiality agreement, Harris Williams delivered a copy of a confidential information memorandum to Parent.

        On August 5, 2010, members of Parent's executive management team, including Mr. Roberts, and the President of Carlisle Industrial Brake and Friction, Inc. ("CIBF"), met by telephone conference call to discuss the opportunity to acquire Hawk.

        At a telephonic meeting of Parent's board of directors held on August 6, 2010, members of Parent's executive management team, including the President of CIBF, briefed the board on the Hawk opportunity. Management summarized the strategic rationale for an acquisition of Hawk and described potential synergies. After discussion, Parent's board authorized management to submit a preliminary indication of interest for an acquisition of Hawk.

        On August 10, 2010, Parent submitted a preliminary indication of interest for the acquisition of Hawk at a price of $35.00 per Share in cash.

        On August 11 and 12, 2010, representatives of Harris Williams contacted Parent to discuss Parent's preliminary indication of interest. Harris Williams indicated to Parent that its bid was in the lower quartile of all bids received and that, unless Parent increased the proposed valuation in its initial indication of interest, Hawk would not likely permit Parent to continue to participate in the process.

        On August 12, 2010, Mr. Roberts communicated by e-mail with members of Parent's board of directors to update the board on the status of Parent's indication of interest and recent communications with Harris Williams. Mr. Roberts' e-mail described management's proposal to increase the proposed valuation in Parent's indication of interest and requested that the members of the board confirm that management was authorized to submit a revised indication of interest at the increased valuation level.

By return e-mail, the members of Parent's board confirmed that management was authorized to proceed with the revised indication of interest.

        On August 13, 2010, Parent revised its initial indication of interest to $42.00 per Share in cash.

        On August 27, 2010, at the request of Harris Williams, members of Hawk's and Parent's executive management teams, including the President of CIBF, participated in a telephone conference call to discuss Parent's overall business strategy and how Hawk would fit into Parent's plans.

        On September 1, 2010, Parent was provided access to an electronic data room containing certain non-public financial, operational and other information about Hawk. Harris Williams informed Parent that it would be granted limited access to the data room to protect trade secrets and other confidential information of Hawk.

        At a meeting of Parent's board of directors held on September 9, 2010, the board received an update from management on the Hawk opportunity. Management reviewed with the board Parent's revised initial indication of interest submitted on August 13, the status of Parent's due diligence review of the materials made available in the electronic dataroom and the upcoming Hawk management presentation.

        On September 9, 2010, Harris Williams delivered to Parent a form merger agreement and bid instruction letter. The bid instruction letter instructed Parent to make a final written proposal to acquire 100% of the equity of Hawk no later than September 29, 2010. The bid instruction letter indicated that Hawk would consider such matters as it deemed appropriate in evaluating the proposed transaction, including (1) the amount and form of consideration, (2) the structure of the proposed transaction, (3) the timing of the consummation of the proposed transaction, (4) the risk of non-consummation of the proposed transaction, (5) certainty with respect to any proposed financing arrangements and the sources for such financing, and (6) changes made to the form of the merger agreement and other relevant legal considerations. Parent was also instructed to provide a mark-up of the form merger agreement, showing any changes that the bidder proposed to make, by September 27, 2010.

        On September 10, 2010, representatives of Parent attended a management presentation regarding Hawk's business by Hawk's executive management and representatives of Harris Williams.

        From September 14 through September 20, 2010, members of Parent's and CIBF's management teams and certain of their advisors visited certain of Hawk's facilities in the United States, Italy and China.

        At a telephonic meeting of Parent's board of directors held on September 23, 2010, the board received an update from management on the Hawk opportunity. Management reviewed with the board the valuation model prepared in connection with the Hawk opportunity, Hawk's recent increase in guidance for 2010 net sales and operating income, and the potential operating synergies presented by the Hawk opportunity. Management described the bid process set forth in the bid instruction letter delivered to Parent by Harris Williams. After discussion, Parent's board authorized management to submit a proposal for an acquisition of Hawk.

        On September 24, 2010, Hawk posted to the electronic data room made available to Parent a memorandum describing discussions between the Hawk board and each of Mr. Weinberg and Norman C. Harbert, Hawk's Chairman Emeritus and a Hawk director, regarding proposed amendments to the employment agreements with Messrs. Weinberg and Harbert, which would result in lower overall compensation and benefits payable to Messrs. Weinberg and Harbert.

        On September 27, 2010, Parent submitted its mark-up of the form of merger agreement in accordance with the bid instruction letter.

        On September 29, 2010, Parent submitted a written proposal to acquire 100% of the Shares for $45.00 per Share in cash. Parent's proposal described the due diligence that it required to be completed prior to entering into the definitive merger agreement. Parent indicated that it had engaged legal counsel and other outside advisors. In its proposal, Parent estimated that it could complete its additional diligence within one week, including diligence related to the part of the electronic data room that had not yet been made available to Parent. Parent's proposal was not subject to a financing contingency. Parent's mark-up of the form of the merger agreement indicated that Parent would require, as a condition of its entry into a definitive merger agreement, (1) that each of Messrs. Weinberg, Harbert and Byron S. Krantz, Hawk's Secretary and a Hawk director, enter into tender and voting agreements in which each individual would agree to tender all shares of Company Common Stock held by him to the Offer and would consent to the redemption of the shares of Hawk's Series D Preferred Stock held by him, and (2) that each of Messrs. Weinberg and Harbert enter into an amendment to his employment agreement with Hawk on terms consistent with the memorandum previously posted to the electronic data room.

        On September 30, 2010, Parent submitted to Hawk a draft of the proposed tender and voting agreement referred to in the mark-up of the form of the merger agreement previously submitted by Parent.

        On October 1, 2010, representatives of Dorsey & Whitney LLP, legal advisors for Parent ("Dorsey"), discussed with representatives of Hawk's outside legal counsel, Kohrman Jackson & Krantz PLL ("KJK"), Parent's mark-up of the form of merger agreement and the draft tender and voting agreement submitted by Parent to Hawk.

        Between October 5 and October 6, 2010, Harris Williams contacted Parent and engaged in discussions with Parent regarding increasing the price per share and other terms of its proposal. Harris Williams informed Parent that, based on Hawk's actual results through September 2010, Hawk believed that it could achieve 2010 full year operating income of $40.4 million, an increase from its previously-disclosed range of $36.0 million to $39.0 million. Representatives of KJK had conversations with representatives of Dorsey, regarding the submitted mark-up of the form of the merger agreement.

        On October 6, 2010, Parent submitted a revised proposal to acquire 100% of the Shares for $48.00 per Share in cash.

        On October 5, 6 and 8, 2010, representatives of KJK and Hogan Lovells US LLP, Hawk's antitrust counsel, had conversations with Dorsey regarding approvals necessary under U.S. and any non-U.S. antitrust laws. Representatives of KJK also had conversations with representatives of Dorsey regarding various provisions in its mark-up of the form merger agreement, including provisions related to non-solicitation and fiduciary duties, conditions upon which the termination fee should be paid, and the offer conditions.

        On October 7, 2010, Harris Williams informed Parent of the special committee's decision not to accept the $48.00 per share proposed price. Later that day, Parent submitted to Harris Williams a revised proposal with a price of $50.00 per Share in cash. Parent's revised proposal was conditioned on it being granted an exclusive negotiating period until October 15, 2010, during which Parent would complete its remaining diligence, including review of the items in the electronic data room that it had not yet been given the opportunity to review, and Parent and Hawk would complete final negotiations of a definitive merger agreement.

        On October 8, 2010, Parent and Hawk entered into an exclusivity agreement which, among other matters, prohibited Hawk from soliciting or continuing negotiations with any other party until 9:00 a.m., Eastern Time, on October 15, 2010. Following the entry into the exclusivity letter, Hawk granted to Parent full access to Hawk's electronic data room.

        From October 8 to October 14, 2010, Parent completed its due diligence investigation of Hawk and Hawk's executive management responded to Parent's additional due diligence requests. Representatives of KJK and Dorsey negotiated the Merger Agreement and related documentation. Parent also negotiated Tender Agreements with each of Messrs. Weinberg, Harbert and Krantz pursuant to which each individual agreed (1) to tender all of his shares of Company Common Stock in the Offer, (2) in the event a vote of Hawk's stockholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, to vote all of his shares of Company Common Stock (to the extent any such shares are not purchased in the Offer) in favor of the approval of the Merger and the adoption of the Merger Agreement and against any proposal inconsistent therewith, and (3) to consent to the redemption by Hawk of all of his shares of Hawk's Series D preferred stock. Representatives of KJK and Dorsey also negotiated the amendments to the employment agreements for Messrs. Weinberg and Harbert as entry into these agreements was a condition to Parent's execution of the Merger Agreement. In addition, representatives of KJK and Dorsey discussed and agreed upon the letter agreement for Thomas Gilbride, Hawk's Vice President and Treasurer.

        At a telephonic meeting of Parent's board of directors held on October 14, 2010, the board reviewed the proposed transaction with Hawk, including the material terms of the merger agreement, with management and Parent's advisors and authorized Parent to enter into a definitive merger agreement for the acquisition of Hawk at a price of $50.00 per Share, in cash.

        In the evening of October 14, 2010, Parent, the Purchaser and Hawk entered into the Merger Agreement. As a condition to the Merger Agreement, Messrs. Weinberg, Harbert and Krantz entered into the Tender Agreements with Parent and the Purchaser. A joint press release announcing the entry into the Merger Agreement was issued in the early morning of October 15, 2010.

        On November 1, 2010, the Purchaser commenced the Offer. During the pendency of the Offer, Parent intends to have ongoing contacts with Hawk and its directors, officers and stockholders.

12.   The Merger Agreement; Other Agreements

        Merger Agreement.    The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—"Certain Information Concerning Parent and the Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement. For a complete understanding of the Merger Agreement, you are encouraged to read the Merger Agreement in its entirety.

        The Offer.    The Merger Agreement provides that the Purchaser will, and Parent will cause the Purchaser to, as promptly as practicable but no event later than October 25, 2010, file with the Ohio Division of Securities a Form 041 and such other documents as may be required in accordance with Section 1701.041 of the Ohio Revised Code, and as promptly as practicable but in no event later than one business day after clearance of the Form 041 in Ohio, commence the Offer. The Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15—"Certain Conditions of the Offer." Subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15—"Certain Conditions of the Offer," the Merger Agreement provides that the Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn in the Offer as soon as practicable after the Expiration Time.

        The Purchaser expressly reserves the right in the Merger Agreement to waive any condition to the Offer or to modify the terms of the Offer, except that, without the prior written consent of Hawk, the Purchaser will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or change the Minimum Tender Condition, (iv) add to the conditions to the Offer or modify any of the conditions to the Offer in a manner adverse to the holders of Shares, (v) extend the Expiration Time (except as expressly provided in the Merger Agreement), (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of Shares.

        The Merger Agreement contains provisions to govern the circumstances in which the Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

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  If the conditions to the Offer are not satisfied or (to the extent waivable) waived by Parent or the Purchaser, and provided that it is prior to the Outside Date, then the Purchaser must extend the Offer for one or more periods until such time as all conditions to the Offer are satisfied; provided that the Purchaser will not be required to extend the Offer beyond the Outside Date.

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  The Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or AMEX applicable to the Offer.

        If, after the expiration of the Offer, fewer than 90% of the issued and outstanding Shares are accepted for payment pursuant to the Offer, then the Purchaser may, and at the request of Hawk, shall, and upon any such request of Hawk, Parent shall cause the Purchase to, provide for a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act. A Subsequent Offering Period, if included, will be an additional period of not less than three business days beginning on the next business day following the then-scheduled Expiration Time, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If the Purchaser includes a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights, and the Purchaser will immediately accept and promptly pay for any Shares tendered during the Subsequent Offering Period.

        Top-Up Option.    Pursuant to the Merger Agreement, Hawk granted to the Purchaser an irrevocable Top-Up Option to purchase from Hawk, at a price per share equal to the Offer Price, up to the number (but not less than that number) of authorized and unissued shares of Company Common Stock equal to the number of shares of Company Common Stock that, when added to the number of Shares owned by Parent, the Purchaser or any subsidiary of Parent at the time of the exercise of the Top-Up Option, constitutes at least one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all shares of Company Common Stock to be issued upon exercise of the Top-Up Option. The Top-Up Option may be exercised by the Purchaser, only once, at any time during the two-business day period following the Expiration Time, or if any Subsequent Offering Period is provided, during the two-business day period following the expiration date of such Subsequent Offering Period, and only if the Purchaser will own as of such time more than 75% but less than 90% of the shares of Company Common Stock outstanding; provided that, notwithstanding anything in the Merger Agreement to the contrary, the Top-Up Option will not be exercisable (i) to the extent the number of shares of Company Common Stock issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved shares of Company Common Stock, (ii) if any judgment, ruling, order, writ, preliminary or other injunction or decree then in effect will prohibit the exercise of the Top-Up Option or the delivery of such shares of Company Common Stock, and (iii) unless Parent or the Purchaser has accepted for payment all Shares validly tendered in the Offer and not withdrawn. The Top-Up Option will terminate upon the earlier to occur of (i) the Effective Time and (ii) termination of the Merger Agreement in accordance with its terms. The exercise price for the Top-Up Option will be paid either (i) entirely in cash or (ii) by paying in cash an amount equal to not less than the aggregate par value of such Shares and by executing and delivering to Hawk a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note will bear interest at the rate of 3% per annum, will mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. Any dilutive impact on the value of the Shares as a result of the exercise of the Top-Up Option will not be taken into account in the determination of the fair value of the Shares.

        Hawk's Board of Directors.    Pursuant to the Merger Agreement, after the Purchaser accepts for payment Shares validly tendered in the Offer, the Purchaser will be entitled to designate such number of directors on the Hawk Board as will give the Purchaser representation on the Hawk Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Hawk Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (a) the number of Shares beneficially owned (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by Parent and the Purchaser bears to (b) the total number of Shares that are then issued and outstanding, and Hawk will, at such time, use its reasonable best efforts to cause the Purchaser's designees to be so elected or appointed (in furtherance of the foregoing, if requested by Parent or the Purchaser after the time at which Shares are first accepted pursuant to the Offer but prior to the Effective Time, Hawk will use its reasonable best efforts to cause (x) a corresponding increase in the size of the Hawk Board and/or (y) a corresponding number of directors of Hawk to tender their resignations as directors, effective as of date of such request, and to deliver to Parent written evidence of such resignations). At such time, Hawk will also, upon request of Parent, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the nearest whole number) as is on the Hawk Board on (i) each committee of the Hawk Board, subject to compliance with applicable securities laws and AMEX rules, and (ii) each board of directors (or similar body) of each Hawk subsidiary and each committee of such board (or similar body); provided that with respect to the board of directors (or similar body) of Hawk subsidiaries domiciled outside of the U.S. Hawk will use its reasonable best efforts to cause such persons designated by Parent to constitute at least the same percentage (rounded up to the nearest whole number) as is on the Hawk Board.

        After election or appointment of the Purchaser's designees to the Hawk Board, but prior to the Effective Time, the approval by affirmative vote or written consent of a majority of the directors of Hawk then in office who were not designated by Parent or the Purchaser will be required, in each case, for:

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  any amendment or termination of the Merger Agreement by Hawk;

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  any extension of time by Hawk for performance of any obligation or action under the Merger Agreement by Parent or the Purchaser;

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  any waiver or exercise of any of Hawk's rights under the Merger Agreement;

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  any amendment of Hawk's certificate of incorporation or bylaws; or

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  any action that would prevent or materially delay the consummation of the Merger.

        The Merger.    The Merger Agreement provides that, upon and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

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  the Purchaser will be merged with and into Hawk, and the separate existence of the Purchaser will cease; and

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  Hawk will continue as the surviving corporation of the Merger (the "Surviving Corporation").

        At the Effective Time, (i) the certificate of incorporation of Hawk, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of Hawk, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation.

        The obligations of the parties to complete the Merger are subject to the satisfaction or (to the extent permitted by law) waiver of each of the following conditions:

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  the Merger having been approved by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (the "Stockholder Approval"), if required by applicable law to approve the Merger;

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  no federal, state, local or foreign governmental or regulatory authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) that is in effect and has the effect of making the acquisition of Shares by Parent or the Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement; and

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  the Purchaser having previously accepted for payment all Shares properly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition will be deemed to be satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment the Shares pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement.

        Conversion of Capital Stock.    At the Effective Time:

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  each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with the following bullet point and other than Shares held by a holder who exercises appraisal rights with respect to the Shares) will be converted automatically into the right to receive an amount in cash per share equal to the Offer Price without interest (the "Merger Consideration");

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  each Share held in the treasury of Hawk and each Share owned by the Purchaser, Parent or any wholly owned subsidiary of Parent or of Hawk immediately prior to the Effective Time will be canceled and retired and will cease to exist, without any conversion thereof and no payment or distribution will be made with respect thereto; and

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  each share of the Purchaser's capital stock will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        After the Effective Time, the Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate.

        Treatment of Options.    At the Effective Time, each outstanding option to purchase Shares that is outstanding and unexercised at such time (whether vested or unvested, exercisable or unexercisable) will be terminated and canceled without any action on the part of the holder of any option in consideration for the right to receive, as soon as practicable following the Effective Time, an amount in cash equal to the net amount of (i) the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (B) the number of shares subject to such Option, less (ii) any income or employment tax required to be withheld under any applicable state, local, or foreign tax laws or any other applicable law. Hawk shall make the payments in respect of the Options no later than five Business Days, following the cancellation of such Options and delivery to Hawk by each holder thereof of the agreements reflecting such cancelled Options (or such other satisfactory documentation as mutually agreed by Hawk and the Purchaser).

        Restricted Stock.    At the Effective Time, each outstanding unvested share of restricted stock will be vested and no longer subject to restrictions and will be canceled and be converted into, and constitute the right to receive, the Merger Consideration, less any income or employment tax required to be withheld under any applicable state, local, or foreign tax laws or any other applicable law.

        Merger Without a Meeting of Stockholders; Stockholders' Meeting.    If, following the Offer and any Subsequent Offering Period and the exercise, if any, of the Top-Up Option, Parent and its subsidiaries will own at least 90% of the Shares, the parties to the Merger Agreement will take all necessary and appropriate action, including with respect to the transfer to the Purchaser of any Shares held by Parent or any subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer closing without a meeting of Hawk's stockholders in accordance with the DGCL.

        If approval of Hawk's stockholders is required to consummate the Merger, promptly following the Acceptance Time, Hawk has agreed to file with the SEC under the Exchange Act in preliminary form a proxy statement relating to the meeting of its stockholders to be held for the purpose of considering and taking action on the Merger Agreement, and shall use its reasonable best efforts to have such proxy statement cleared by the SEC promptly. Each of Hawk, Parent and the Purchaser has agreed to use its reasonable best efforts, after consultation with the other parties, to respond promptly to all comments of and requests by the SEC with respect to such proxy statement and to cause such proxy statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at such meeting of Hawk's stockholders at the earliest practicable time.

        At the stockholders meeting, if any, Parent agrees to cause all Shares acquired pursuant to the Offer and all other Shares owned by Parent, the Purchaser, or any subsidiary of Parent to be voted in favor of the Merger.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Hawk to Parent and the Purchaser and representations and warranties made by Parent and the Purchaser to Hawk. The representations and warranties in the Merger Agreement were made for solely for purposes of the Merger Agreement, were the product of negotiations among Hawk, Parent and the Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Moreover, inaccuracies in the representations and warranties are subject to waiver by the parties to the Merger Agreement without notice to you. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as statements of actual facts.

        In the Merger Agreement, Hawk has made customary representations and warranties to Parent and the Purchaser with respect to, among other things:

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  corporate matters related to Hawk and its subsidiaries, such as organization, standing, qualification, power and authority to operate its business;

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  Hawk's capital structure;

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  Hawk's corporate power and authority to enter into the Merger Agreement;

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  all necessary approval by the Hawk Board and the Special Committee approving the Merger Agreement, the Offer and the Merger;

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  the absence of violations of laws, judgments, governance documents or contracts because of the Offer and the Merger;

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  required consents and approvals with respect to the Offer and the Merger;

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  Hawk's subsidiaries;

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  Hawk's SEC reports and financial statements;

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  the absence undisclosed liabilities of Hawk;

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  conduct of Hawk's business and the absence of a Company Material Adverse Effect (as defined below);

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  the absence of litigation;

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  the information included in certain documents filed with the SEC, including this Offer to Purchase, or sent to Hawk's stockholders in connection with the Offer and the Merger;

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  broker's or finder's fees;

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  Hawk's employee benefit plans, ERISA matters and certain related matters;

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  receipt of the opinion of Hawk's financial advisor;

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  taxes;

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  environmental matters;

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  compliance with laws;

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  intellectual property;

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  labor matters;

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  insurance;

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  material contracts;

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  properties;

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  Hawk's Rights Agreement; and

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  the inapplicability of state takeover statutes.

        Some of the representations and warranties in the Merger Agreement made by Hawk are qualified as to "materiality" or by reference to a "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means a material adverse effect on the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of Hawk and Hawk subsidiaries taken as a whole; provided, however, that no event, condition, change, occurrence or development of a state of circumstances will be included in the definition of Company Material Adverse Effect that (i) arises out of general political, economic or market conditions or general changes or developments in the industry in which Hawk and Hawk subsidiaries operate that do not materially disproportionately affect the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of Hawk and Hawk subsidiaries, considered as a single enterprise, compared to businesses or entities operating in the same industry in which Hawk and Hawk subsidiaries operate; (ii) results from or is caused by acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof that do not materially disproportionately affect the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of Hawk and Hawk subsidiaries, considered as a single enterprise, compared to businesses or entities operating in the same industry in which Hawk and Hawk subsidiaries operate; (iii) arises out of or results from the announcement or consummation of the transactions contemplated by the Merger Agreement, including any impact on relationships with employees of Hawk or Hawk subsidiaries or with any supplier, distributor, or landlord as a result of the announcement or consummation of the transactions contemplated by the Merger Agreement; (iv) any action taken by Hawk or any of its subsidiaries expressly required by the Merger Agreement or with

Parent's prior written consent; (v) results from changes, after the date of the Merger Agreement, in law or any applicable accounting regulations or principles or the interpretations thereof that do not materially disproportionately affect the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of Hawk and Hawk subsidiaries, considered as a single enterprise, compared to businesses or entities operating in the same industry in which Hawk and Hawk subsidiaries operate; (vi) results from changes in the price or trading volume of Hawk's stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume will not be excluded under this proviso); or (vii) results from any failure by Hawk to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections will not be excluded under this proviso).

        In the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to Hawk with respect to, among other things:

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  corporate matters related to Parent and the Purchaser, such as organization, standing, power and authority;

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  the business activities of the Purchaser;

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  Parent's and the Purchaser's holdings of Shares;

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  all necessary approval by Parent's board of directors approving the Merger Agreement, the Offer and the Merger;

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  required consents and approvals with respect to the Offer and the Merger;

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  the absence of violations of laws, judgments, governance documents or contracts because of the Offer and the Merger that would reasonably be expected to have a Parent Material Adverse Effect (as defined below);

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  the information included in certain documents filed with the SEC or sent to Hawk's stockholders in connection with the Offer and the Merger;

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  broker's or finder's fees;

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  the absence of litigation that would reasonably be expected to have a Parent Material Adverse Effect;

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  the sufficiency of funds to consummate the Offer and the Merger; and

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  the solvency of the Surviving Corporation as of the Effective Time.

        Some of the representations and warranties in the Merger Agreement made by Parent and the Purchaser are qualified as to "materiality" or by reference to a "Parent Material Adverse Effect." For purposes of the Merger Agreement, "Parent Material Adverse Effect" means a material adverse effect on the ability of either Parent or the Purchaser to perform its obligations under the Merger Agreement or to consummate the Offer, the Merger or the transactions contemplated by the Merger Agreement.

        None of the representations and warranties contained in the Merger Agreement survive the Effective Time.

        Conduct of Business Pending the Merger.    Pursuant to the Merger Agreement, Hawk has agreed that, from the date of the Merger Agreement until the time at which Shares are first accepted pursuant to the Offer or the earlier termination of Merger Agreement in accordance with its terms, except as otherwise expressly contemplated or permitted by the Merger Agreement, Hawk will conduct its business and cause to be conducted the businesses of Hawk subsidiaries in the ordinary course of business in all material respects and will use reasonable best efforts to preserve intact, in all material respects, their respective business organizations. Except as otherwise expressly contemplated or permitted by the Merger Agreement or as required by applicable law, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), from the date of the Merger Agreement until the time at which Shares are first accepted pursuant to the Offer or the earlier termination of this Agreement in accordance with its terms, Hawk will not, and will cause each of Hawk subsidiaries not to:

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  enter into any new line of business that requires, or is reasonably expected to require, a material investment of funds (whether capital or operating), or materially decrease or cease operations of any existing line of business;

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  except for the Shares issuable upon exercise or conversion of the options outstanding on the date of the Merger Agreement, Shares issuable pursuant to the Hawk Rights Agreement and the vesting of restricted stock awards granted prior to the date of the Merger Agreement, (i) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities (including long-term debt) or any rights of any kind with respect to shares of its capital stock or any other securities, or (ii) permit any additional shares of its capital stock to become subject to new grants under Hawk stock plans or otherwise, except for the issuance or grant of options and restricted stock under Hawk stock plans to newly hired or promoted employees in the ordinary course of business consistent with past practice;

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  except for any dividends with respect to Hawk's Series D Preferred Stock, (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from wholly owned Hawk subsidiaries to it or another of its wholly owned Hawk subsidiaries or (ii) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock;

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  sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions (i) in the ordinary course of business consistent with past practice, (ii) pursuant to a transaction that, together with any other such transactions, is not material to it and its subsidiaries, taken as a whole, or (iii) which involve assets having current value of not in excess of $500,000 individually or $1,000,000 in the aggregate;

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  acquire all or any portion of the assets, business, properties or shares of stock or other securities of any other Person other than the purchase of assets and properties (i) in the ordinary course of business consistent with past practice or (ii) which involve assets having a purchase price not in excess of $500,000 individually or $1,000,000 in the aggregate;

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  amend or propose to amend its certificate of incorporation, bylaws or comparable charter or organizational documents;

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  implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S. publicly-owned business organizations generally;

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  enter into, amend, modify or renew any employment, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, except to make changes that are required by the terms of an Hawk employee benefit plan;

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  grant any salary or wage increase, equity awards or incentive or bonus payments to any director, executive officer or employee, other than routine wage increases granted to hourly employees in the ordinary course of business consistent with past practice;

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  enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, severance, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock units or other compensation or benefits payable thereunder, except as are required by the terms of any existing employee benefit plan or arrangement;

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  incur any indebtedness for borrowed money other than borrowings pursuant to Hawk's and Hawk subsidiaries' revolving credit arrangement or under capital leases, in each case, in effect on the date of the Merger Agreement in the ordinary course consistent with past practice;

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  issue, sell or amend any debt securities or other rights to acquire any debt securities of Hawk or any Hawk subsidiary (except as may be required by the Merger Agreement);

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  other than to Hawk subsidiaries, make any loans, advances or capital contributions to, or material investments in any person;

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  pledge or otherwise encumber shares of capital stock of Hawk or any Hawk subsidiary;

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  mortgage, pledge or otherwise encumber any of its other material assets, other than permitted liens;

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  change any material method of tax accounting, make or change any material tax election, or settle or compromise any material tax liability or enter into any agreement or waiver extending the period for assessment or collection of any material taxes of Hawk or any Hawk subsidiary;

  •
  enter into any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any manner material to the business of Hawk or any of Hawk's subsidiaries, taken as a whole, Hawk or any of Hawk's subsidiaries' ability to (i) sell any products or services of or to any other entity or in any geographic region, (ii) engage in any line of business, or (iii) compete with or to obtain products or services from any entity, or limiting in any manner material to the business of Hawk or any of Hawk's subsidiaries, taken as a whole, the ability of any entity to provide products or services to Hawk or any of Hawk's subsidiaries;

  •
  except in the ordinary course of business consistent with past practice, enter into, terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract (as defined in the Merger Agreement) (or any contract which, had it been in effect on the date of the Merger Agreement, would have been a Material Contract);

  •
  enter into any agreement containing any provision or covenant restricting in any material respect Hawk's or any Hawk subsidiary's conduct of business or ability to compete in any line of business;

  •
  incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budgets that have been made available to Parent prior to the date of the Merger Agreement and (ii) any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;

  •
  permit to lapse any material intellectual property owned by Hawk or any of Hawk subsidiaries (other than pending applications abandoned based on obstacles in prosecution and the exercise of reasonable business judgment);

  •
  settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Hawk or any of Hawk subsidiaries not related to the transactions contemplated by the Merger Agreement, other than settlements, offers or proposals to settle made in the ordinary course of business consistent with past practice, (ii) any stockholder litigation or dispute against Hawk or any of its officers or directors not related to the transactions contemplated by the Merger Agreement other than settlements, offers or proposals to settle in an amount not to exceed the sum of $1,000,000, individually or in the aggregate for all such settlements, offers or proposals to settle (net of insurance and indemnification payments payable to Hawk or any its subsidiaries) or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the Merger Agreement;

  •
  take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Offer or the Merger not being satisfied in a timely manner; or

  •
  enter into any contract or binding commitment with respect to any of the foregoing.

        No Solicitation.    Hawk has agreed in the Merger Agreement that it will not, and will not permit its subsidiaries to, and will use commercially reasonable efforts to cause its or any of such controlled affiliates' officers, directors or managers, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (collectively "Representatives") not to, directly or indirectly:

  •
  initiate, solicit or take any action to knowingly facilitate or knowingly encourage the submission of an Acquisition Proposal (as defined below);

  •
  enter into, engage or participate in any discussions or negotiations with any person concerning an Acquisition Proposal or the making of an Acquisition Proposal; or

  •
  furnish any confidential information relating to Hawk or any of its subsidiaries to, afford access to the business, properties, assets, books or records of Hawk or any of its subsidiaries to, or otherwise cooperate with, assist, facilitate or encourage any effort, by any person in connection with an Acquisition Proposal or inquiries regarding an Acquisition Proposal or the making of an Acquisition Proposal.

        Hawk also agreed that it will, and will cause its subsidiaries to and will use commercially reasonable efforts to cause its and its subsidiaries' Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or its Representatives conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal until such time, if any, as the Merger Agreement is terminated in accordance with its terms. Hawk will promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith.

        Notwithstanding the foregoing, prior to the Acceptance Date, Hawk may furnish information to, or enter into discussions or negotiations with, any person that has made a bona fide, unsolicited, written Acquisition Proposal if, and only to the extent that: (i) the Hawk Board and the Special Committee, after consulting with Hawk's and the Special Committee's outside legal and financial advisors, have determined in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably expected to result in a Superior Proposal and that the failure to take such action would be reasonably likely to result in a breach of their fiduciary duties under applicable Law; (ii) such Acquisition Proposal is not the result of a breach by Hawk or its subsidiaries of the no solicitation provisions and Hawk and its subsidiaries are otherwise in compliance with the no solicitation provisions; and (iii) prior to furnishing such information or engaging in discussions or negotiations, Hawk receives from such person an executed confidentiality agreement (a copy of which will be provided to Parent) on terms no less favorable to Hawk than those contained in the confidentiality agreement between Hawk and Parent dated as of July 30, 2010, as determined by counsel to Hawk, and all such information provided or made available to such person (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, at or before the time it is provided or made available to such other person; provided, however, that Hawk may enter into negotiations solely with respect to entering into such confidentiality agreement with a person who has made a bona fide, unsolicited, written Acquisition Proposal without breaching, or being deemed to breach, this no solicitation provision.

        The Merger Agreement provides that nothing contained in the no solicitation provision of the Merger Agreement prohibits Hawk from making any disclosure to its stockholders if, in the good faith judgment of the Hawk Board (after consultation with outside legal counsel), such failure to disclose would be inconsistent with applicable law.

        Company Board Recommendation.    Subject to the provisions described below, the Hawk Board agreed to recommend that Hawk's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if applicable, vote in favor of the Merger. This is referred to as the "Company Board Recommendation."

        The Merger Agreement provides that, from the date of the Merger Agreement until the closing of the Merger or the earlier termination of the Merger Agreement in accordance with its terms, neither the Hawk Board nor the Special Committee will (i) approve or recommend, or fail to recommend rejection of, any Acquisition Proposal, (ii) fail to make, withdraw, modify or amend in a manner adverse to Parent or the Purchaser the Company Board Recommendation, or otherwise take any action or make any public statement inconsistent with, the Company Board Recommendation (any of the foregoing in clause (i) or (ii), an "Adverse Recommendation Change"), (iii) cause or permit Hawk to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, option agreement or similar agreement with respect to any Acquisition Proposal, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Hawk or any of its subsidiaries or under the Hawk Rights Agreement, (v) take any action to render the restrictions on business combinations set forth in Section 203 of the DGCL inapplicable to any transaction (other than the transactions contemplated by the Merger Agreement), or (vi) cooperate with any person other than Parent or the Purchaser with respect to the preparation and filing of documents under Ohio Revised Code Section 1707.041. Notwithstanding the foregoing, the Hawk Board may make an Adverse Recommendation Change if: the Hawk Board and the Special Committee have concluded in good faith, after consultation with Hawk's and the Special Committee's outside financial and legal advisors, that failure of the Hawk Board to effect such Adverse Recommendation Change would be reasonably likely to result in a breach of their fiduciary duties under applicable law.

        The Merger Agreement provides that neither the Hawk Board nor the Special Committee will make an Adverse Recommendation Change or cause Hawk to exercise its right to terminate the Merger Agreement pursuant to clause (e)(ii) of the "—Termination" section below unless: (i) Hawk promptly (i.e., within one business day) after a meeting of the Hawk Board and a meeting of the Special Committee provides written notice ("Notice of Adverse Recommendation") advising Parent that the Hawk Board and the Special Committee intend to take any such action and specifying the reasons therefor, including, if applicable, (A) the material terms and conditions of a Superior Proposal, (B) the identity of the person making such Superior Proposal and (C) the terms and conditions of any proposed agreement relating to such Superior Proposal; (ii) during a period commencing on the date that the Notice of Adverse Recommendation is deemed to be received by Parent in accordance with the Merger Agreement and ending at 5:00 p.m., Eastern Time, on the third business day thereafter (such three-business day period, the "Notice Period"), the Company supplies all information requested by Parent, otherwise cooperates and negotiates exclusively with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the Company Board Recommendation and not make such Adverse Recommendation Change; (iii) following expiration of the Notice Period, the Hawk Board and the Special Committee, after consultation with Hawk's and the Special Committee's outside financial and legal advisors, determine in good faith (after taking into account any adjustments to the terms and conditions of the Merger Agreement) that failure of the Company Board to effect such Adverse Recommendation Change would be reasonably likely to result in a breach of their fiduciary duties under applicable law; and (iv) if required by the terms of the Merger Agreement, the Company has paid to Parent the Termination Fee (as defined in the "—Termination Fee" section below). Any modification to the terms and conditions of a Superior Proposal, if any, or a proposed agreement, if any, relating to such Superior Proposal from those described in a Notice of Adverse Recommendation shall require the Company to deliver a new Notice of Adverse Recommendation and will trigger a new Notice Period commencing on the date that the new Notice of Adverse Recommendation is received by Parent.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Acquisition Proposal" means, other than the transactions contemplated by the Merger Agreement, any proposal or offer with respect to: (i) any purchase, direct or indirect, of an equity interest (including by means of a tender offer, including a self-tender, or exchange offer) representing more than twenty-five percent (25%) of the voting power in Hawk or any Hawk subsidiary; (ii) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving Hawk or any Hawk subsidiary; or (iii) any purchase, direct or indirect, of assets, businesses, securities or ownership interests (including the securities of any Hawk subsidiary) representing more than twenty-five percent (25%) of the consolidated assets of Hawk or any Hawk subsidiaries.

  •
  "Superior Proposal" means a bona fide, written Acquisition Proposal (with all references to "twenty-five percent (25%)" in the definition thereof deemed to be replaced with "fifty percent (50%)" for the purposes of this definition) made by any person on terms that the Hawk Board and Special Committee determine in good faith, after consultation with Hawk's outside financial and legal advisors, and considering (i) such factors as the Hawk Board or Special Committee considers to be appropriate (including the conditionality, the timing, possible financing (and the certainty thereof) and likelihood of success of such Acquisition Proposal), and (ii) any, bona fide, written proposal by Parent to amend the terms of the Merger Agreement delivered to Hawk in accordance with the no solicitation provisions of the Merger Agreement, that would result in a transaction more favorable to Hawk's stockholders than the transactions contemplated by the Merger Agreement.

        Access to Information.    Pursuant to the Merger Agreement, Hawk will, and will cause its subsidiaries and the officers, directors, employees and agents of Hawk and its subsidiaries, to, afford the officers, employees and agents of Parent and the Purchaser, at their sole cost and risk, reasonable access during normal business hours from the date of the Merger Agreement through the Effective Time (or earlier termination of the Merger Agreement in accordance with its terms) to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and will furnish Parent and the Purchaser all financial, operating and other data and information as Parent and the Purchaser through their officers, employees or agents, may reasonably request. Parent and the Purchaser, at their sole cost and risk, will have the right to make such due diligence investigations as Parent and the Purchaser shall deem necessary or reasonable, upon reasonable notice to Hawk; provided, however, that any investigations of Hawk's facilities or any visits or telephonic communications with Hawk's customers (to extent such customers are not also customers of Parent or a subsidiary of Parent, in which case, such restriction will not apply to communications regarding the business of Parent or its subsidiary) will be conducted under the supervision of appropriate personnel of Hawk or with the prior consent of Hawk (which consent may cover multiple communications and shall not be unreasonably withheld) and in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of Hawk.

        Standard of Effort.    Hawk, Parent and the Purchaser have each agreed to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including: (i) obtaining all consents, approvals, authorizations and actions or non-actions required for or in connection with the consummation by the parties hereto of the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a any federal, state, local or foreign governmental or regulatory authority (as defined in the Merger Agreement); and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

        In connection with such efforts, each of Hawk and Parent has the right to review and comment upon (to which reasonable and good faith consideration will be given) all characterizations of the information relating to it or to the transactions contemplated by the Merger Agreement, in each case that appear in any material filing made in connection with the transactions contemplated by the Merger Agreement.

        Hawk, Parent and the Purchaser have agreed that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

        Hawk, Parent and the Purchaser have also agreed to use their respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC or the Antitrust Division (each as defined below), and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties have agreed not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a any federal, state, local or foreign governmental or regulatory authority to delay or not to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties hereto.

        Antitrust Filings.    Hawk, Parent, and the Purchaser each have agreed, as promptly as practicable (but in no event later than ten business days following the date of the Merger Agreement, unless otherwise mutually agreed in writing), to file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") all appropriate filings and submissions required by the U.S. antitrust laws and promptly file any additional information requested as soon as practicable after receipt of such request therefor. Hawk, Parent and the Purchaser shall each, as promptly as practicable after the date of the Merger Agreement, file or cause to be filed with all applicable non-U.S. governmental authorities all appropriate filings and submissions required by any applicable antitrust or competition laws of such non-U.S. governmental authorities.

        Notification of Certain Matters.    Pursuant to the Merger Agreement, Hawk has agreed to give prompt notice to Parent and the Purchaser of (i) any written notice received from any person alleging that the consent of such person is required in connection with the transactions contemplated by the Merger Agreement, (ii) any written notice from any federal, state, local or foreign governmental or regulatory authority in connection with the transactions contemplated by the Merger Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Hawk or any of its subsidiaries that, if pending on the date of the Merger Agreement, would have been required to have been disclosed pursuant to the Merger Agreement or that relate to the consummation of the transactions contemplated by the Merger Agreement, (iv) any inaccuracy of any representation or warranty of Hawk contained in the Merger Agreement at any time during the term of the Merger Agreement that could reasonably be expected to cause any condition to the Offer not to be satisfied, or (v) any failure of Hawk to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Hawk if such failure to comply or satisfy could reasonably be expected to cause any condition to the Offer not to be satisfied.

        Pursuant to the Merger Agreement, each of Parent and the Purchaser has agreed to give prompt notice to Hawk of (i) any written notice received from any person alleging that the consent of such person is required in connection with the Merger Agreement, (ii) any written notice from any federal, state, local or foreign governmental or regulatory authority in connection with the transactions contemplated by the Merger Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the Merger Agreement or that relate to the consummation of the transactions contemplated by the Merger Agreement, (iv) any inaccuracy of any representation or warranty of Parent or the Purchaser contained in the Merger Agreement at any time during the term hereof that could reasonably be expected to cause any condition to the Offer not to be satisfied, or (v) any failure of Parent or the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder if such failure to comply or satisfy could reasonably be expected to cause any condition to the Offer not to be satisfied.

        Public Statements.    Subject to the no solicitation provisions in the Merger Agreement, Parent, the Purchaser, and Hawk have agreed to consult with each other prior to issuing, and will not issue without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), any public announcement, statement or other disclosure with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement, except that a party may, without the prior written consent of the other party (but after prior consultation) issue any public announcement, statement or other disclosure with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement as may be required by applicable law, the SEC or any listing agreement with a national securities exchange or trading market. Parent, the Purchaser, and Hawk will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated by the Merger Agreement as reasonably requested by the other party. This consultation obligation will not apply to an Adverse Recommendation Change made in accordance with the Merger Agreement.

        Employee Matters.    The Merger Agreement provides that, for twelve months after the Effective Time, Parent will provide to (i) former employees employee benefits that are substantially comparable, in the aggregate, to such employee benefits currently provided by Hawk and its subsidiaries to such former employees and (ii) employees of Hawk and its subsidiaries who continue employment with the Surviving Corporation or any of its affiliates (the "Covered Employees") base salary or base wages and employee benefits (excluding, for this purpose, any equity-based compensation and any severance benefits) that are substantially comparable, in the aggregate, to such salary or wages and employee benefits currently provided by Hawk and its subsidiaries to such Covered Employees. Parent agreed that, if the Effective Time occurs on or before December 31, 2010, any employee of Hawk or its subsidiary who is employed by Hawk or a Hawk subsidiary as of the Effective Time will be deemed, solely for the purposes of certain identified Hawk employee benefit plans, to be employed by Hawk or such Hawk subsidiary as of December 31, 2010, and any payments required to be made to such employees under such identified Hawk employee benefit plans as of December 31, 2010, will be made.

After January 1, 2011, Parent will be under no obligation to retain any employee or group of employees of Hawk or any of its subsidiaries other than as required by applicable law or by an employment agreement disclosed pursuant to the Merger Agreement.

        For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and any its subsidiaries (including, after the close of the Merger, the Surviving Corporation), Parent will, or will cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with Hawk and its affiliates of the Covered Employees immediately prior to the closing of the Merger (to the same extent such service is recognized under analogous plans, programs or arrangements of Hawk or its affiliates prior to the closing of the Merger) as service rendered to Parent or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder. Covered Employees will also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the closing of the Merger occurs, to the extent that, following the closing of the Merger, they participate in any other plan for which deductibles or co-payments are required. Parent will also cause each employee benefit plan maintained by or contributed to by Parent and its subsidiaries in which Covered Employees participate, to waive any preexisting condition that was waived under the terms of any Hawk employee benefit plan immediately prior to the closing of the Merger or waiting period limitation that would otherwise be applicable to a Covered Employee on or after the closing of the Merger. Parent will recognize any accrued but unused vacation and sick leave of the Covered Employees as of the closing of the Merger that has been accrued in accordance with the terms of such Hawk policies.

        The foregoing will not (i) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Hawk, any Hawk subsidiary or any other person other than the parties to the Merger Agreement and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, Hawk or any of their respective subsidiaries

        Indemnification and Insurance.    The Merger Agreement provides that, for six years after the Effective Time, Parent will cause the Surviving Corporation to, and Surviving Corporation will, maintain in effect the provisions in the Surviving Corporation's certificate of incorporation and bylaws regarding the elimination of liability of directors, indemnification of directors, officers, employees or agents of Hawk and its subsidiaries, or any of them who act as a fiduciary under any of Hawk employee benefit plans, and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in Hawk's certificate of incorporation and Hawk's bylaws in existence on the date of the Merger Agreement.

        For six years after the Effective Time, Parent will cause the Surviving Corporation to, and Surviving Corporation will, defend and hold harmless each current or former director and officer of Hawk (each, an "Indemnified Party") from and against all costs and expenses (including reasonable attorneys' fees and costs of investigation), losses, claims, damages, liabilities, judgments and fines as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions before or at the Effective Time (including as to, or arising out of or pertaining to, the transactions contemplated by the Merger Agreement and the Merger Agreement), to the fullest extent permitted by the DGCL, subject to any provisions in Hawk's certificate of incorporation and Hawk's bylaws in effect on the date of the Merger Agreement; provided that such indemnification will be subject to any limitation imposed from time to time under applicable law. Parent will cause Surviving Corporation to pay all such costs and expenses promptly as statements therefor are received to the extent permitted by, and in conformity with, the DGCL and the applicable provisions of Hawk's certificate of incorporation and Hawk's bylaws.

        For six years after the Effective Time, Parent will cause the Surviving Corporation to, and Surviving Corporation will, maintain Hawk's officers' and directors' liability insurance policy, in effect on the date of the Merger Agreement (the "D&O Insurance"), in respect of acts or omissions occurring at or prior to the Effective Time covering each such person covered at or prior to the Effective Time by such officers' and directors' liability insurance policy; provided that, in no event will Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 200% of the amount per annum Hawk paid in its last full fiscal year; and provided further that, if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Parent will have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year tail policy on terms and conditions no less advantageous than the D&O Insurance.

        Termination.    The Merger Agreement may be terminated at any time prior to the Effective Time and, notwithstanding any approval and adoption of the Merger Agreement by the stockholders of Hawk, the transactions contemplated by the Merger Agreement may be abandoned for any reason provided in paragraphs (a) through (e) below; provided, however, that, as of and from the time at which Shares are first accepted pursuant to the Offer, a majority vote of the directors of Hawk not designated by Parent or the Purchaser will be necessary for termination by Hawk:

          (a)   by mutual written consent of Parent (on behalf of itself and the Purchaser) and Hawk;

          (b)   by either Hawk or Parent, if: (i) the time at which Shares are first accepted pursuant to the Offer will not have occurred on or prior to December 24, 2010; or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement prior to the time at which Shares are first accepted pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this termination right will not be available to any party whose breach of any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated by such time;

          (c)   by either Hawk or Parent, if any judgment, ruling, order, writ, preliminary or other injunction or decree issued by a court of competent jurisdiction or by any federal, state, local or foreign governmental or regulatory authority makes, or any law or other legal restraint or prohibition making, the Merger illegal or otherwise prevents the consummation thereof will be in effect and will have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this termination right will not be available to any party which has not complied with its obligations regarding its standard of effort with respect to obtaining regulatory approvals;

          (d)   by Parent prior to the time at which Shares are first accepted pursuant to the Offer, if:

              (i)  (A) an Adverse Recommendation Change has occurred or, at any time after receipt or public announcement of an Acquisition Proposal, the Hawk Board has failed to reaffirm Hawk Board Recommendation as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from Parent; or (B) the Hawk Board has resolved to make an Adverse Recommendation Change;

             (ii)  there has been an intentional and material breach of the no solicitation provisions of the Merger Agreement; or

            (iii)  Hawk has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) has given rise to the failure of a condition set forth in paragraph (i), (iii) or (iv) of Section 15—"Certain Conditions of the Offer" and (B) is incapable of being cured or has not been cured by Hawk within 20 business days after written notice has been given by Parent to Hawk of such breach or failure to perform; or

          (e)   by Hawk,

              (i)  if Parent or the Purchaser fails to commence the Offer as provided in the Merger Agreement as a result of an intentional and material breach by Parent or the Purchaser of the covenants contained in the Merger Agreement, provided that this termination right will not be available to Hawk unless, as of the date of termination, it has complied with its obligations contained in the Merger Agreement regarding the Offer, and the representations and warranties of Hawk regarding information to be supplied to the Purchaser for use in this Offer to the Purchaser and the Form 041 pursuant to the Merger Agreement are true and correct in all respects; or

             (ii)  at any time prior to the time at which Shares are first accepted pursuant to the Offer, in order for Hawk to enter into a definitive agreement with respect to a transaction that constitutes a Superior Proposal after having complied in full with its obligations under the no solicitation provisions of the Merger Agreement if, concurrently with such termination Hawk pays the Termination Fee to Parent; or

            (iii)  if Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured by Parent within 20 business days after written notice has been given by Hawk to Parent of such breach or failure to perform.

        The party desiring to terminate the Merger Agreement will give written notice of such termination to the other parties.

        Effect of Termination.    If the Merger Agreement is terminated, the Merger Agreement will become null and void and have no effect, without any liability or obligation on the part of Parent, the Purchaser or Hawk or their respective subsidiaries, officers or directors, subject to the survival of certain provisions as described in the Merger Agreement (including the required payment by Hawk of the Termination Fee in certain circumstances); provided that nothing will relieve any party from liability for any material breach of a covenant of the Merger Agreement for any and all liabilities and damages incurred or suffered by the other parties as a result of such breach.

        Termination Fee.    Hawk has agreed to pay Parent or its designated affiliate a termination fee in immediately available funds in the amount of $14,500,000 (the "Termination Fee") if:

  •
  the Merger Agreement is terminated by Parent pursuant to clause (d)(i) or (d)(ii) of the "—Termination" section above, in which case the Termination Fee will be payable within two business days of such termination;

  •
  the Merger Agreement is terminated by Hawk pursuant to clause (e)(ii) of the "—Termination" section above, in which case the Termination Fee will be payable at the time of termination; or

  •
  (A) the Merger Agreement is terminated by Parent or Hawk pursuant to clause (b) of the "—Termination" section above and prior to such termination, all conditions to the Offer other than the Minimum Tender Condition have been satisfied or waived, (B) the event giving rise to the right to terminate occurred at any time after an Acquisition Proposal (with 50% being substituted for references to 25% in the definition thereof) had been publicly made (other than by Parent or its affiliates) and (C) within twelve months following the date of such termination, Hawk will have entered into a definitive agreement with respect to, or recommended to its stockholders, an Acquisition Proposal, or an Acquisition Proposal will otherwise have been consummated, in which case, the Termination Fee will be payable on the date of such event or action.

        Hawk acknowledged that the agreements to pay the Termination Fee are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Parent and the Purchaser would not have entered into the Merger Agreement. Accordingly, Hawk agreed that, if it fails promptly to pay the Termination Fee when due, it will pay to Parent or the Purchaser any costs and expenses incurred by Parent or the Purchaser in connection with a legal action to enforce the Merger Agreement that results in a judgment against Hawk for such amount, together with interest on the amount of any unpaid Termination Fee, cost or expense. Parent and the Purchaser have agreed that, provided Hawk has complied with the no solicitation provisions of the Merger Agreement, (i) receipt by either Parent or the Purchaser of the Termination Fee will be their sole and exclusive remedy against Hawk and Hawk's subsidiaries (and their respective Representatives) for the loss suffered as a result of the failure of the Offer or Merger to be consummated under circumstances giving rise to an obligation of Hawk to pay the Termination Fee, and (ii) upon payment of the Termination Fee, Hawk and its subsidiaries will have no further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement.

        Specific Enforcement.    Parent, the Purchaser, and Hawk agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Parent, the Purchaser, and Hawk also agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

        Expenses.    All costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses, whether or not the Offer or Merger is consummated.

        Waiver; Amendment.    At any time prior to the Effective Time, any provision of the Merger Agreement may be (i) waived by the party benefited by the provision, but only in writing, or (ii) amended or modified at any time, but only by a written agreement executed in the same manner as the Merger Agreement, except (a) after election or appointment of the Purchaser's designees to the Hawk Board, but prior to the Effective Time, the approval of a majority of the directors of Hawk then in office who were not designated by Parent or the Purchaser will be required for any amendment or termination of the Merger Agreement by Hawk, and (b) to the extent that any such amendment would violate applicable law or require submission or resubmission of the Merger Agreement or the Merger contemplated by the Merger Agreement to the stockholders of Hawk.

        Senior Notes.    Consummation of the Offer will constitute a "Change of Control" under the Indenture, dated as of November 1, 2004, as amended, among Hawk, the Guarantors named therein and HSBC Bank USA, National Association, as trustee (the "Indenture"). Hawk has agreed to mail notice to each holder of its 8 3/4% Senior Notes due 2014 (the "Notes") in accordance with the terms of the Indenture, describing (i) the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (ii) that the consummation of the Offer will constitute a Change in Control under Indenture. Pursuant to such notice, Hawk will offer to repurchase the Notes in accordance with the terms of Section 4.19 of the Indenture at a price of 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Parent has agreed to cause Hawk to have sufficient funds to repurchase any and all Notes that are tendered pursuant to such offer to allow Hawk to pay for any tendered Notes promptly (within the meaning of the rules and interpretations of the SEC) after expiration.

        No Third Party Beneficiaries.    Nothing in the Merger Agreement may be construed as giving any individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity, other than Hawk, Parent and the Purchaser and their successors and permitted assigns, any right, remedy or claim under or in respect of the Merger Agreement or any provision thereof, except for each Indemnified Party (as defined in the Merger Agreement) who is an intended third party beneficiary pursuant to the indemnification provisions of the Merger Agreement.

        Parent Guarantee.    Parent has agreed to take all action necessary to cause the Purchaser or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under the Merger Agreement. Parent has unconditionally guaranteed to Hawk the full and complete performance by the Purchaser or the Surviving Corporation, as applicable, of its respective obligations under the Merger Agreement and will be liable for any breach of any representation, warranty, covenant or obligation of the Purchaser or the Surviving Corporation, as applicable, under the Merger Agreement.

        Tender and Voting Agreements.    In connection with the Merger Agreement, certain stockholders entered into Tender and Voting Agreements, dated as of October 14, 2010, with Parent and the Purchaser (the "Tender and Voting Agreements"). The following summary of certain provisions of the Tender and Voting Agreements is qualified in its entirety by reference to the Tender and Voting Agreements, which are incorporated herein by reference. We have filed copies of the Tender and Voting Agreements as an exhibit to the Schedule TO. Stockholders and other interested parties should read the Tender and Voting Agreements for a more complete description of the provisions summarized below.

        Each of Norman C. Harbert, Byron S. Krantz, and Ronald E. Weinberg (each a "Supporting Stockholder" and together the "Supporting Stockholders"), have entered into a Tender and Voting Agreement pursuant to which, among other things, the Supporting Stockholders agreed (i) to tender in the Offer all of his Shares, (ii) that, in the event a vote of the Company's stockholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, he will vote all of his Shares (to the extent any such Shares are not purchased in the Offer) in favor of the approval of the Merger and the adoption of the Merger Agreement and against any proposal inconsistent therewith, and (iii) to consent to the redemption by the Company of all of his shares of the Company's Series D Preferred Stock. Each Supporting Stockholder is required to tender not later than the tenth business day after commencement of the Offer, or with respect to any Shares acquired after the date of the Tender and Voting Agreements, within three business days after the date that the Supporting Stockholder acquires such Shares. As of October 14, 2010, the Supporting Stockholders together owned approximately 34% of the Shares outstanding on a fully diluted basis.

        During the term of the Tender and Voting Agreement, except as otherwise provided therein, the Supporting Stockholders agreed not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any owned Shares or owned shares of Hawk's Series D Preferred Stock (any such action, a "Transfer"), provided that nothing in the Tender and Voting Agreement shall prohibit (x) the exercise by a Supporting Stockholder of any options to purchase shares of Company Common Stock or (y) any Transfer with the prior written consent of Parent and the Purchaser; (ii) grant any proxies or powers of attorney, deposit any owned Shares or owned shares of the Series D Preferred Stock into a voting trust or enter into a voting agreement with respect to any owned Shares or owned shares of the Series D Preferred Stock; (iii) take any action that would cause any representation or warranty of the Supporting Stockholder contained in the Tender and Voting Agreement to become untrue or incorrect or have the effect of preventing or disabling the Supporting Stockholder from performing his obligations under the Tender and Voting Agreement; or (iv) commit or agree to take any of the foregoing actions.

        Each Supporting Stockholder agreed not to exercise any rights of appraisal which may arise with the Merger.

        Each Supporting Stockholder agreed that at any meeting of the stockholders of Hawk, however called, or any adjournment or postponement of such meeting, the Supporting Stockholder will be present (in person or by proxy) and vote (or cause to be voted) all of the owned Shares (to the extent the Shares are not purchased in the Offer) and all of the owned shares of the Series D Preferred Stock (to the extent not redeemed by the Company), and cause to be voted any Shares or the Series D Preferred Stock with respect to which the Stockholder holds the right to direct the voting pursuant to the Stockholders' Agreement (the "Beneficial Voting Rights Shares"):

          (a)   in favor of adoption of (1) the Merger Agreement and all the transactions contemplated by the Merger Agreement, including the Merger, and (2) any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement and, in connection with the Merger Agreement, to execute any documents which are necessary or appropriate in order to effectuate the foregoing; and

          (b)   against (1) any Acquisition Proposal and any agreement or arrangement related to such Acquisition Proposal, and (2) any action or agreement that would impair the ability of Parent and the Purchaser to complete the Offer or the Merger, or the ability of Hawk to consummate the Merger, in any material respect or that would otherwise be inconsistent with or prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement in any material respect.

        Each Supporting Stockholder irrevocably granted to, and appointed, Parent and any designee of Parent and each of Parent's officers, as Supporting Stockholder's attorney, agent and proxy with full power of substitution and resubstitution, to the full extent of the Supporting Stockholder's voting rights with respect to Owned Common Shares, the Owned Preferred Shares and the Beneficial Voting Rights Shares, to vote all the Owned Common Shares and the Owned Preferred Shares (as each such term is defined in each Tender and Voting Agreement) or grant a consent or approval, at any meeting of the stockholders of Hawk and in any action by written consent of the stockholders of Hawk, until the earlier of (a)(1) the Acceptance Time (with respect to Shares) or (2) the Effective Time (with respect to the Series D Preferred Stock) or (b) the date of termination of the Merger Agreement

        Each Tender and Voting Agreement terminates upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

        Each Supporting Stockholder entered into the Tender Agreement solely in such Supporting Stockholder's capacity as the owner of such Supporting Stockholder's Shares and Series D Preferred Stock (beneficially and in any other capacity) and nothing therein in any way limits or affects any actions taken by the Stockholder in his capacity as a director or officer of Hawk or any Hawk subsidiary.

        Confidentiality Agreement.    On July 30, 2010, Parent executed a confidentiality agreement with Hawk. We have filed a copy of the July 30, 2010 confidentiality agreement as an exhibit to the Schedule TO. Stockholders and other interested parties should read such confidentiality agreement for a complete description.

        Exclusivity Agreement.    On October 8, 2010, Parent executed an exclusivity agreement whereby Hawk agreed to negotiate exclusively with Parent from October 8, 2010, to 9:00 a.m. Eastern Time on October 15, 2010. We have filed a copy of the October 8, 2010 exclusivity agreement as an exhibit to the Schedule TO. Stockholders and other interested parties should read such exclusivity agreement for a complete description.

13.   Purpose of the Offer; Plans for Hawk

        Purpose of the Offer.    The purpose of the Offer is for the Purchaser to acquire control of, and the entire equity interest in, Hawk. The Offer, as the first step in the acquisition of Hawk, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Hawk or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Hawk. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Hawk.

        Short-Form Merger.    The DGCL provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the approval of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Top-Up Option or otherwise, the Purchaser directly or indirectly owns at least 90% of the Shares, Parent and the Purchaser plan to effect the Merger without prior notice to, or any action by, any other stockholder of Hawk if permitted to do so under the DGCL (the "Short-Form Merger"). Even if Parent and the Purchaser do not own at least 90% of the outstanding Shares following consummation of the Offer, Parent and the Purchaser could seek to purchase additional Shares in the open market, from Hawk or otherwise in order to reach the 90% threshold and effect a Short-Form Merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

        Plans for Hawk.    Parent and the Purchaser expect that, initially following the Merger, the business and operations of Hawk will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Notwithstanding the foregoing, Parent will continue to evaluate the business and operations of Hawk during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Hawk's business, operations, capitalization and management with a view to optimizing development of Hawk's potential.

        At the Effective Time, the certificate of incorporation of Hawk and the bylaws of Hawk, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and the bylaws of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation and bylaws. In addition, the Purchaser and Parent will be entitled, upon its acceptance of tendered Shares in the Offer, to exercise its rights under the Merger Agreement to obtain pro rata representation (rounded up to the nearest number of directors) on, and control of, the Hawk Board. See Section 12—"The Merger Agreement; Other Agreements—The Merger Agreement—Hawk's Board of Directors."

14.   Dividends and Distributions

        Except for any dividends with respect to Hawk's Series D Preferred Stock, the Merger Agreement provides that, from the date of the Merger Agreement to the time at which Shares are first accepted pursuant to the Offer, Hawk will not, and will not permit any of its subsidiaries to (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from wholly owned Hawk subsidiaries to it or another of its wholly owned Hawk subsidiaries or (ii) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock.

15.   Certain Conditions of the Offer

        Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) (collectively, the "Payment Rules"), to pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement, unless, prior to the expiration of the Offer:

          (a)   the Minimum Tender Condition has been satisfied;

          (b)   Hawk has redeemed all of Hawk's Series D Preferred Stock in accordance with Section 8 of Hawk's Certificate of Designation of the Series D Preferred Stock and there are no outstanding shares of the Series D Preferred Stock;

          (c)   any applicable waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer has expired or been terminated; and

          (d)   any approval or consent of any federal, state, local or foreign governmental or regulatory authority that is necessary for the transaction contemplated by the Merger Agreement to be consummated in accordance with the terms of the Merger Agreement, or any relevant material statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, has been obtained or is in full force and effect or has expired, as applicable.

        Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to the Payment Rules, to pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement if, at the then-effective expiration date for the Offer, any of the following conditions exists:

            (i)  any judgment, ruling, order, writ, preliminary or other injunction or decree issued by a court of competent jurisdiction or by any federal, state, local or foreign governmental or regulatory authority is in effect, or any action or proceeding by any federal, state, local or foreign governmental or regulatory authority is pending, or any statute, law, ordinance, rule or regulation or any other legal restraint or prohibition is in effect, in each case, that would make the Offer or the Merger illegal or otherwise prevent the consummation thereof;

           (ii)  since the date of the Merger Agreement, there has occurred any event, change, effect or occurrence which, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect;

          (iii)  (1) any of the representations and warranties of Hawk regarding capitalization contained in the Merger Agreement are not true in all respects (other than such inaccuracies as are de minimis to the equity capitalization of Hawk in the aggregate) at and as of immediately prior to the expiration of the Offer as if made at and as of such time, (2) any of the representations and warranties of Hawk regarding corporate organization, authorization, the Hawk Rights Agreement or antitakeover statutes contained in the Merger Agreement are not true in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that, by its terms, addresses matters only as of another specified time, which shall be true only as of such time), and (3) any of the other representations and warranties of Hawk set forth in the Merger Agreement are not true and correct in all respects in each case at and as of the date of the Merger Agreement and at and as of the date on which Shares are first accepted pursuant to the Offer as though made at and as of the date on which Shares are first accepted pursuant to the Offer (except to the extent expressly made as of an earlier date, in which case solely as of such date), interpreted without giving effect to the words "materially" or "material" or to any qualification based on such terms or based on the defined term "Company Material Adverse Effect," except where the failure of all such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

          (iv)  Hawk has breached or failed to perform or comply with, in any material respect, any of its agreements, obligations or covenants under the Merger Agreement;

           (v)  Hawk and the Purchaser have agreed in writing that the Purchaser will terminate the Offer or postpone the acceptance of payment of the Shares thereunder; or

          (vi)  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and the Purchaser and, other than the Minimum Tender Condition, may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals

        General.    Except as described in this Section 16, based on our examination of publicly available information filed by Hawk with the SEC and other information concerning Hawk, we are not aware of any governmental license or regulatory permit that appears to be material to Hawk's business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under "State Takeover Laws," such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter (other than with respect to compliance under the HSR Act), there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that, if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Hawk's business; and, any of the foregoing, under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—"Certain Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements. The Purchaser currently anticipates filing a Premerger Notification and Report Form under the HSR Act with respect to the Offer with the Antitrust Division and the FTC on or before November 9, 2010. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 calendar days after such filing (unless the last day of such waiting period is not a business day, in which case, the expiration is the next business day thereafter), unless earlier terminated by the FTC or the Antitrust Division.

        However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after the Purchaser's substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or agreement of Parent, the Purchaser, Hawk and the Antitrust Division or the FTC, as applicable. The Purchaser intends to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

        Parent does not believe any non-U.S. antitrust filings are required in connection with the transactions contemplated by the Merger Agreement.

        State Takeover Laws.    A number of states (including Delaware, where Hawk is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. Hawk, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws except as described herein. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Certain Conditions of the Offer."

        Delaware Business Combination Act.    As a Delaware corporation, Hawk is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Other State Antitakeover Laws.    Sections 1707.01, 1707.041, and 1707.042 of the Ohio Revised Code (collectively, the "Ohio Takeover Statutes") regulate tender offers for any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a "Control Bid"). A subject company includes an issuer, such as Hawk, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least $1.0 million, and that has more than 10% of its beneficial or record equity security holders resident in Ohio, or has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio, or has 1,000 beneficial or record equity security holders who are resident in Ohio. A subject company need not be incorporated in Ohio.

        The Ohio Takeover Statutes prohibit an offeror from making a Control Bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of Securities (the "Ohio Division"). In addition, the offeror is required to deliver a copy of such information to the subject company not later than the time of the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

        Within five calendar days of such filing, the Ohio Division may, by order, summarily suspend the continuation of the Control Bid if it determines that the offeror has not provided all of the specified information or that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid. If the Ohio Division summarily suspends a Control Bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the Control Bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Takeover Statutes has not been provided by the offeror, that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid, or that the Control Bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the Control Bid by filing new or amended information pursuant to the Ohio Takeover Statutes.

        If the offeror increases or decreases the percentage of the securities being sought or the consideration offered, or makes any other change in the terms or conditions of the tender offer that requires the offeror to hold the tender offer open for at least 10 business days from the date that notice of the change is first published or sent to security holders in Ohio, the offeror must file with the

Ohio Division all material information, including all information sent or otherwise provided to offerees in Ohio, pertaining to the increase, decrease, or other change, and all material information required to update the information filed with the Ohio Division. The offeror shall file such information with the Ohio Division not later than the date on which the information regarding the increase, decrease, or other change first is published or sent to offerees in Ohio. The offeror must deliver a copy of such information to the subject company not later than the time of the filing with the Ohio Division.

        Within three calendar days of the date of filing by the offeror of such information, the Ohio Division may, by order, summarily suspend the continuation of the Control Bid if it determines that the offeror has not provided all of the specified information or that the information provided to the offerees does not provide full disclosure of all material information concerning the increase, decrease or other change. If the Ohio Division suspends the continuation of the Control Bid, it must schedule and hold a hearing within three calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than nine calendar days after the date on which the information regarding the increase, decrease or other change first is published or sent to offerees in Ohio. The Ohio Division may maintain its suspension of the continuation of the Control Bid if, based upon the hearing, it determines that all of the information required to be provided has not been provided by the offeror, that the information provided to offerees does not provide full disclosure of all material information concerning the increase, decrease or other change, or that the Control Bid is in material violation of any provision of the Ohio securities laws. If, after a hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstate the Control Bid by filing new or amended information pursuant to the Ohio Takeover Statutes.

        The Purchaser has filed with the Ohio Division, and delivered to Hawk, the information required under the Ohio Takeover Statutes.

        Hawk Antitakeover Representations; Purchaser Reservation of Rights.    Hawk has represented in the Merger Agreement that the Hawk Board has approved, for purposes of Section 203 of the DGCL, the Merger Agreement, the Tender and Voting Agreements and the transactions contemplated by the Merger Agreement, such that Section 203 of the DGCL does not apply to the Merger Agreement, the Tender and Voting Agreements or the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Hawk has also represented in the Merger Agreement that, other than the applicability of Ohio Revised Code Section 1707.041, no other U.S. federal, Delaware or Ohio antitakeover laws apply to the Merger Agreement or the transactions contemplated thereby. The Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement, the Tender and Voting Agreements or the transactions contemplated by the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, the Merger Agreement or the Tender and Voting Agreements, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Certain Conditions of the Offer."

        Stockholder Litigation.    Since October 25, 2010, two putative stockholder class action complaints challenging the transaction contemplated by the Merger Agreement were filed in the Court of Chancery in the State of Delaware against Hawk, the individual members of the Hawk Board, Parent and the Purchaser. The complaints generally allege, among other things, that members of the Hawk Board breached their fiduciary duties owed to the public stockholders of Hawk by entering into the Merger Agreement, approving the Offer and the proposed Merger and failing to take steps to maximize the value of Hawk to its public stockholders, that the Supporting Stockholders breached their fiduciary duties of loyalty and entire fairness, and that Parent aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the Merger Agreement unduly restricts Hawk's ability to negotiate with rival bidders, and that Hawk stockholders have been deprived of the ability to make an informed decision as to whether to tender their Shares. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the Merger and other forms of equitable relief. Hawk has advised Parent that, while these lawsuits are at a preliminary stage, Hawk believes that the claims are without merit and intends to vigorously defend them.

17.   Appraisal Rights

        No appraisal rights are available with respect to Shares tendered and accepted for purchase in the Offer. However, if the Merger is consummated, stockholders who do not tender their Shares in the Offer and who do not vote for adoption of the Merger Agreement will have certain rights under the DGCL to demand appraisal of, and to receive payment in cash of the fair value of, their Shares, in lieu of the right to receive the Offer Price. Such rights to demand appraisal, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, unless the court determines otherwise, such dissenting stockholders would be entitled to receive interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. For the avoidance of doubt, Parent, the Purchaser and Hawk have acknowledged and agreed that, in any appraisal proceeding described herein, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option or any of the shares of Company Common Stock issued upon the exercise of the Top-Up Option. The Delaware Supreme Court has stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price.

        If any holder of Shares who demands appraisal under the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided under the DGCL, each Share held by such stockholder will be converted into the right to receive the Merger Consideration. A stockholder may withdraw his, her or its demand for appraisal by delivering to Hawk a written withdrawal of his, her or its demand for appraisal and acceptance of the Merger within 60 days after the Effective Time (or thereafter with the consent of the Surviving Corporation).

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

        You cannot exercise appraisal rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you are entitled to appraisal rights in connection with the Merger, you will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of the DGCL, before you have to take any action relating thereto.

        If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but rather will receive the Offer Price therefor.

18.   Fees and Expenses

        Citigroup Global Markets Inc. ("Citi") is acting as dealer manager for the Offer and as financial advisor to Parent in connection with the acquisition of Hawk, for which services Citi will receive a customary fee. Citi also will be reimbursed for reasonable expenses incurred by it, including reasonable fees and expenses of external legal counsel, and Citi and related persons will be indemnified against liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Parent and Hawk for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in those securities.

        Parent and the Purchaser have retained D.F. King & Co., Inc. to act as the Information Agent and Citibank, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services.

        Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

        The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (of which this Offer to Purchase is a part) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Hawk is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten business days from the date of this Offer to Purchase, setting forth the recommendation of the Hawk Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—"Certain Information Concerning Hawk" above.

HC Corporation

November 1, 2010

 SCHEDULE I

INFORMATION RELATING TO THE PURCHASER AND PARENT

1.     Directors and Executive Officers of Parent

        The following tables set forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each director and executive officer of Parent. The current business address of each of these individuals is 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina, 28277, and the current business phone number of each of these individuals is (704) 501-1100. Each such individual is a citizen of the United States of America.

Directors	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Robin J. Adams	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (since 2004) and member of the Board of Directors (since 2005) of BorgWarner Inc., a leading, global supplier of highly engineered systems and components, primarily for vehicle powertrain applications. Member of the Audit and Pension and Benefits Committees of Parent.
Robert G. Bohn
Chairman (since January 2000) and President and Chief Executive Officer (since November 1997) of Oshkosh Truck Corporation, a manufacturer of specialty vehicles and bodies for access equipment, defense, fire and emergency and commercial uses. Director of Menasha Corporation. Former director (from June 1999 to January 2008) of Graco Inc. Chairman of the Pension and Benefits Committee and member of Compensation Committee of the Parent.
Robin S. Callahan
Past General Manager, Distribution and Marketing of International Business Machines Corporation, a computer manufacturer and provider of information technology services. Chairman of Audit Committee (since September 2008) and member of Executive and Compensation Committees of Parent.
Paul J. Choquette, Jr.
Vice Chairman (since January 2010) and former Chairman and Chief Executive Officer (from February 2002 to January 2010) of Gilbane, Inc., the holding company for Gilbane Development, Inc., and Gilbane Building Company, real estate development and construction management companies. Chairman of Compensation Committee and member of Executive and Pension and Benefits Committees of the Parent.
Terry D. Growcock
Chairman of the Board of Directors (from May 2007 to December 2008), Chairman and Chief Executive Officer (from February 2002 to April 2007), and President and Chief Executive Officer (from July 1998 to February 2002) of The Manitowoc Company, a multi-industry capital goods manufacturer. Director of Harris Corporation and Harsco Corporation. Member of Compensation, Corporate Governance and Nominating and Pension and Benefits Committees of Parent.
Stephen P. Munn
Lead Director (since June 2007) of the Parent. Former Chairman of the Board (from January 1994 to June 2007) and Chief Executive Officer (from September 1988 to February 2001) of Parent. Director of 62 mutual funds owned by Prudential. Member of the Executive Committee of the Company.

Directors	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Gregg A. Ostrander	Executive Chairman of the Board of Directors (from January 2008 to July 2010), Chairman, President and Chief Executive Officer (from April 2001 to January 2008) and President and Chief Executive Officer (from 1994 to April 2001) of Michael Foods, Inc., a national leader in egg products, refrigerated potatoes and branded cheese for food service and retail markets, including chain restaurants. Mr. Ostrander retired from his position at Michael Foods, Inc. in July 2010. Director of Arctic Cat Inc. and former director of Birds Eye Foods, Inc. (from November 2005 to December 2009). Member of the Audit and Compensation Committees of Parent.
David A. Roberts
Chairman, President and Chief Executive Officer (since June 2007) and Chairman of the Executive Committee of Parent (since September 2007). Former Chairman (from April, 2006 to June, 2007) and President and Chief Executive Officer (from June, 2001 to June, 2007) of Graco Inc., manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings. Director of Franklin Electric Co. and ADC Telecommunications, Inc. and former director of Arctic Cat Inc. (from August 2006 to March 2009).
Lawrence A. Sala
Chairman (since 2001), President (since 1995) and Chief Executive Officer (since 1997) of Anaren, Inc., manufacturer of microwave electronic components and subsystems for satellite and defense electronics, and telecommunications. Director of Anaren, Inc. (since 1995). Chairman of Corporate Governance and Nominating Committee and member of Audit and Executive Committees of Parent.
Magalen C. Webert	Private investor. Member of Pension and Benefits and Corporate Governance and Nominating Committees of Parent.

Executive Officers	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
John W. Altmeyer	President, Construction Materials division of Parent since July 1997.
John E. Berlin	President, Carlisle Interconnect Technologies division of Parent since February 1995.
Steven J. Ford	Vice President, Chief Financial Officer of Parent since November 2008 and Vice President, Secretary and General Counsel of Parent since July 1995.
Kevin G. Forster	President, Asia-Pacific division of Parent since January 2009; Group President, Specialty Products from February 2008 to January 2009; and President, Asia-Pacific from September 1997 to February 2008.
D. Christian Koch
President, Carlisle Industrial Brake & Friction, Inc., a subsidiary of Parent, since January 2009; President, Carlisle Asia-Pacific division from February 2008 to January 2009. Formerly employed by Graco, Inc., manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings, (i) as Vice President and General Manager, Asia Pacific from January 2004 to February 2008, (ii) as Vice President and General Manager of Asia Pacific and Latin America from June 2003 to December 2003, (iii) as Vice President, Lubrication Equipment Division from January 2000 to June 2003, and (iv) in various sales and marketing positions in the Industrial and Lubrication Equipment Division prior to June 2003.

Executive Officers	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Carol P. Lowe	Vice President of Parent since September 2010; President, Trail King Industries, a subsidiary of Parent, from November 2008 to September 2010; Vice President and Chief Financial Officer of Parent from May 2004 to November 2008; and Treasurer of Parent from January 2002 to May 2004.
David A. Roberts
Chairman, President and Chief Executive Officer (since June 2007) and Chairman of the Executive Committee of Parent (since September 2007). Former Chairman (from April, 2006 to June, 2007) and President and Chief Executive Officer (from June, 2001 to June, 2007) of Graco Inc., manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings. Director of Franklin Electric Co. and ADC Telecommunications, Inc. and former director of Arctic Cat Inc. (from August 2006 to March 2009).
Scott C. Selbach	Vice President, Corporate Development since April 2006. Formerly a Director of Torridon Companies LLC, a private investment firm, from May 2002 to April 2006.
David M. Shannon	President, Carlisle FoodService Products Incorporated, a subsidiary of Parent, since January 1997.
Fred A. Sutter
President, Engineered Transportation Solutions division of Parent since February 2008. Formerly employed by Graco Inc., manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings. as (i) Vice President and General Manager, Applied Fluid Technologies Division from February 2005 to February 2008, (ii) Vice President and General Manager, Industrial/Automotive Equipment Division from June 2003 to February, 2005, and (iii) Vice President, Asia-Pacific and Latin America from January 1999 to June 2003.
Kevin P. Zdimal
Vice President and Chief Accounting Officer of Parent since May 2010; Vice President and Treasurer of Parent from September 2008 to May 2010; and Vice President, Finance, of Carlisle Interconnect Technologies, a subsidiary of Parent, from July 2002 to September 2008.

2.     Directors and Executive Officers of the Purchaser

        The following tables set forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each director and executive officer of the Purchaser. The current business address of each of these individuals is 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina, 28277, and the current business phone number of each of these individuals is (704) 501-1100. Each such individual is a citizen of the United States of America.

Directors	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Steven J. Ford	Vice President, Chief Financial Officer of Parent since November 2008 and Vice President, Secretary and General Counsel of Parent since July 1995. Director of the Purchaser since October 2010.
Michael L. Roberson	Vice President of Parent since 2005; Assistant General Counsel of Parent since 1995. Secretary and Director of the Purchaser since October 2010.
David A. Roberts
Chairman, President and Chief Executive Officer (since June 2007) and Chairman of the Executive Committee of Parent (since September 2007). Former Chairman (from April, 2006 to June, 2007) and President and Chief Executive Officer (from June, 2001 to June, 2007) of Graco Inc., manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings. Director of Franklin Electric Co. and ADC Telecommunications, Inc. and former director of Arctic Cat Inc. (from August 2006 to March 2009). Director of the Purchaser since October 2010.

Executive Officers	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
D. Christian Koch	President, Carlisle Industrial Brake & Friction, Inc., a subsidiary of Parent, since January 2009; President, Carlisle Asia-Pacific division from February 2008 to January 2009. Formerly employed by Graco, Inc., manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings, (i) as Vice President and General Manager, Asia Pacific from January 2004 to February 2008, (ii) as Vice President and General Manager of Asia Pacific and Latin America from June 2003 to December 2003, (iii) as Vice President, Lubrication Equipment Division from January 2000 to June 2003, and (iv) in various sales and marketing positions in the Industrial and Lubrication Equipment Division prior to June 2003. President of the Purchaser since October 2010.
Michael L. Roberson	Vice President of Parent since 2005; Assistant General Counsel of Parent since 1995. Secretary and Director of the Purchaser since October 2010.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at the applicable address set forth below:

The Depositary for the Offer is:
Citibank, N.A.
By Mail: P.O. Box 859208 Braintree, MA 02185-9208	By Hand or Overnight Courier: 161 Bay State Drive Braintree, MA 02184

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may also be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005
(800) 659-5550 toll free
or (212) 269-5550

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
(877) 672-8442 toll free

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
Projected Financial Information (dollar amounts are in millions; all amounts are approximate)
HC Corporation
  SCHEDULE I
INFORMATION RELATING TO THE PURCHASER AND PARENT